                                     LEASE
                                     -----


                         GRAND AVENUE CORPORATE CENTER
                         -----------------------------


                              MS VICKERS II, LLC,
                     a Delaware limited liability company,

                                  as Landlord

                                      and

                         INFONET SERVICES CORPORATION,
                            a Delaware corporation,

                                   as Tenant

                               TABLE OF CONTENTS
                               -----------------

1.       PREMISES..................................................   3
         1.1      Premises.........................................   3
         1.2      Reserved Rights..................................   3

2.       TERM/TERMINATION..........................................   4
         2.1      Commencement Date................................   4
         2.2      Possession.......................................   5
         2.3      Options to Extend................................   5

3.       RENT......................................................   6
         3.1      Rent.............................................   6
         3.2      Late Charge and Interest.........................   7
         3.3      Credit Enhancement...............................   8

4.       UTILITIES.................................................   9

5.       TAXES.....................................................   9
         5.1      Real Property Taxes..............................   9
         5.2      Tenant's Payment of Certain Real Property Taxes..  10
         5.3      Personal Property Taxes..........................  11

6.       TRIPLE NET LEASE..........................................  11

7.       INSURANCE.................................................  11
         7.1      Insurance Maintained by Landlord.................  11
         7.2      Insurance Maintained by Tenant...................  12
         7.3      General..........................................  12
         7.4      Indemnity........................................  13
         7.5      Exemption of Landlord from Liability.............  14

8.       REPAIRS AND MAINTENANCE...................................  14

9.       ALTERATIONS...............................................  14
         9.1      Trade Fixtures; Alterations......................  14
         9.2      Standard of Work.................................  15
         9.3      Damage; Removal..................................  15
         9.4      Liens............................................  15

10.      USE.......................................................  15

11.      ENVIRONMENTAL MATTERS.....................................  17
         11.1     Hazardous Materials..............................  17
         11.2     Indemnification..................................  17

12.      DAMAGE AND DESTRUCTION....................................  18

13.      EMINENT DOMAIN............................................  19
         13.1     Total Condemnation...............................  19
         13.2     Partial Condemnation.............................  19
         13.3     Award............................................  20
         13.4     Temporary Condemnation...........................  20

14.      DEFAULT...................................................  20
         14.1     Events of Defaults...............................  20
         14.2     Remedies.........................................  20
         14.3     Cumulative.......................................  22

15.      ASSIGNMENT AND SUBLETTING.................................  22

16.      ESTOPPEL, ATTORNMENT AND SUBORDINATION....................  23
         16.1     Estoppel.........................................  23
         16.2     Subordination....................................  23
         16.3     Attornment ......................................  24

17.      MISCELLANEOUS.............................................  24
         17.1     General..........................................  24
         17.2     Signs............................................  25
         17.3     Waiver...........................................  25
         17.4     Financial Statements.............................  25
         17.5     Limitation of Liability..........................  25
         17.6     Notices..........................................  26
         17.7     Brokerage Commission.............................  26
         17.8     Authorization....................................  26
         17.9     Holding Over; Surrender..........................  26
         17.10    Joint and Several................................  26
         17.11    Covenants and Conditions.........................  26
         17.12    Arbitration......................................  26
         17.13    Covenant of Quiet Enjoyment......................  28

18.      SUBDIVISION...............................................  28
         18.1     Legal Parcel.....................................  28
         18.2     Conditions to Subdivision........................  28
         18.3     Costs of Entitlements............................  28
         18.4     Conditions to Landlord's Termination.............  29
         18.5     Vesting Tentative Map Approval...................  29
         18.6     TERMINATION CONSIDERATION/LIQUIDATED DAMAGES.....  29

                                     (iii)

                                     LEASE
                                     -----

                         Effective Date: March 9, 1998

                            BASIC LEASE INFORMATION
                            -----------------------

1.  Landlord:                   MS VICKERS II, LLC,
                                a Delaware limited liability company

2.  Landlord's Address For      c/o Morgan Stanley Real Estate Fund, Inc.
    Payment of Rent and         1999 Avenue of the Stars, Suite 2000
    Notices:                    Los Angeles, CA 90067
                                Telephone: (310) 788-2200
                                Fax: (310) 788-2282

3.  Tenant:                     INFONET SERVICES CORPORATION, a Delaware
                                corporation

4.  Tenant's Address For        2100 East Grand Avenue
    Notice:                     El Segundo, California 90245-1022
                                Attn: Dr. Ernest U. Gambaro
                                Telephone: (310) 335-2802
                                Fax: (310) 322-6229

5.  Land:                       That certain parcel of land containing
                                approximately six and fifty-six hundredths
                                (6.56) acres or two hundred eighty-five
                                thousand seven hundred fifty-three and six tenths (285,753.6) squ are feet, situated in the City of El Segundo, County of Los Angeles, State of California, as approximately described in Exhibit A, attached hereto.

6.  Project:                    That certain master planned development
                                containing approximately 23 acres, commonly known as Grand Avenue Corporate Center, situated in the City of El Segundo, County of Los
                                Angeles, State of California.

7.  Improvements:               An office building (the "Building") to contain
                                approximately 157,000 square feet and other improvements as shown on the Site Plan attached hereto as Exhibit C.

8.  Term:                       Twelve (12) years following the "Option Date,"
                                as that term is defined in Section 3 of that certain Purchase Option Agreement dated as of the Effective Date (the "Option Agreement"), executed b y Landlord and Tenant, subject to three (3) separate five (5) year options to extend as set forth in Section 2.3 (the initial
                                Term, as the same previo usly may have been extended, being collectively referred to herein as the "Term").

9.  Estimated                   Approximately October 31, 1999.
    Commencement Date:

10. Base Rent:                  To be determined in accordance with the terms of
                                Section 3.1 of the Lease.

11. Credit Enhancement:         Letter of Credit in the amount of Two Million
                                Five Hundred Thousand and No/100 Dollars
                                ($2,500,000.00) to be issued by L/C Bank in accordance with

                                Section 3.3.1, below.

12.  Broker:                    The Seeley Company
                                2050 West 190th Street
                                Suite 101
                                Torrance, California  90504

13.  Lease Year:                Shall refer to each three hundred sixty-five
                                (365) day period during the Term commencing on the Commencement Date and on each anniversary thereof.

14.  Permitted Uses:            General office use and other ancillary lawful
                                uses related to Tenant's business and consistent with a first class office building.


EXHIBITS
--------

A     Description of the Land

B     Work Letter

C     Site Plan and Elevations

D     Commencement Date Memorandum

E     Prohibited Uses

F     Tenant Estoppel Certificate

G     Form of Letter of Credit

The Basic Lease Information set forth above and the Exhibits and Addendum attached hereto are incorporated into and made a part of the following Lease. Each reference in this Lease to any of the Basic Lease Information shall mean the respective information above and shall be construed to incorporate all of the terms provided under the particular Lease paragraph pertaining to such information. In the event of any conflict between the Basic Lease Information and the provisions of the Lease, the latter shall control.

1.   PREMISES.
     --------

     1.1   Premises. Landlord hereby leases to Tenant the Premises (as
           --------
hereinafter defined). The Land will be improved with the Improvements to be constructed by Landlord as more fully described in the Work Letter attached hereto as Exhibit B. The Land and the Improvements (as that term is defined in the Work Letter) are hereinafter collectively referred to as the "Premises." A Site Plan and Elevations of the Premises is attached hereto in Exhibit C. Tenant has determined that the Premises are acceptable for Tenant's use and Tenant acknowledges that, except as set forth in the Work Letter, neither Landlord nor any broker or agent has made any representations or warranties in connection with the physical condition of the Premises or their fitness for Tenant's use upon which Tenant has relied directly or indirectly for any purpose.

     1.2   Reserved Rights. Landlord reserves the right to enter the Premises
           ---------------
upon reasonable notice to Tenant (during normal business hours except in case of an emergency) and/or to undertake the following: (i) inspect the Premises and/or the performance by Tenant of the terms and conditions hereof; (ii) grant easements on the Project and/or dedicate for public use portions thereof (provided that any such dedication of a portion of the Premises shall be coupled with a concomitant reduction in the square footage of the Land and shall not bisect the Land), provided that either (A) the activities set forth in this item
(ii) of this Section 1.2 shall not unreasonably interfere with Tenant's use of the Premises, or (B) Landlord shall obtain Tenant's prior written consent to such activities, which consent shall not be unreasonably withheld, conditioned or delayed; (iii) record the "Project CC&Rs," as that term is defined below, and/or modifications to the "CC&Rs," as that term is defined below, in accordance with the terms and conditions of this Section 1.2; (iv) change the name of the Project; and (v) during the last twelve (12) months of the Term, show the Premises to prospective tenants. Tenant agrees that the terms, covenants and conditions of this Lease, Landlord's and Tenant's rights and obligations under the Lease, and Tenant's use of the Premises, shall be subject and subordinate to the terms, covenants and conditions of the "CC&Rs," as that term is defined below. As used herein, the "CC&Rs" shall mean the "Master CC&Rs" and the "Project CC&Rs," as those terms are defined below. As used herein, the "Master CC&Rs" shall mean (i) that certain Declaration of Covenants, Conditions and Restrictions dated January 4, 1991, executed by Chevron U.S.A. Inc., a Pennsylvania corporation ("Chevron"), and recorded on January 4, 1991, as Instrument No. 91-16081 in the Official Records of Los Angeles County, California (the "Official Records"), as and to the extent amended from time to time, and (ii) that certain Grant Deed and Environmental Restriction dated March 1, 1996, executed by Chevron, as grantor, and Landlord, as grantee, and recorded on May 9, 1996, as Instrument No. 96-732208 in the Official Records. As used herein, the "Project CC&Rs" shall mean a declaration of covenants, conditions and restrictions to be executed by Landlord, as declarant, and recorded on the Project following the date hereof, as and to the extent amended from time to time in accordance with this Section 1.2. Tenant acknowledges that prior to the execution of this Lease Landlord has provided Tenant with a proposed form of the Project CC&Rs. Tenant shall not have the right to approve the Project CC&Rs provided that the terms of the Project CC&Rs, as originally recorded, are in substantial conformity with the draft of the Project CC&Rs delivered to Tenant prior to the execution of this Lease. To evidence Tenant's subordination of this Lease to the Project CC&Rs, Tenant, upon five (5) business days prior request by Landlord, shall execute, acknowledge and deliver to Landlord a written agreement, in form and substance reasonably acceptable to Landlord and in recordable form, pursuant to which Tenant agrees to recognize and be bound by all of the terms, covenants and conditions of the Project CC&Rs notwithstanding that this Lease has been executed prior to the recordation of the Project CC&Rs. Tenant acknowledges and agrees that Landlord, without obtaining Tenant's prior consent, may modify the terms of the Project CC&Rs and/or cause the terms of the Master CC&Rs to be modified without affecting Tenant's subordination of this Lease thereto, so long as such modifications do not materially, adversely affect Tenant's rights or materially, adversely increase Tenant's obligations thereunder. Landlord may otherwise modify the Project CC&Rs and/or cause the terms of the Master CC&Rs to be modified only with Tenant's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and which consent shall be granted or denied by Tenant within five (5) business days following Landlord's delivery of such request to Tenant. To the extent the CC&Rs are modified pursuant to the terms of this Section 1.2, Tenant, upon five (5) business days prior request by Landlord, shall execute, acknowledge and deliver to Landlord a written agreement, in form and substance reasonably acceptable to Landlord and in recordable form, pursuant to which Tenant agrees to recognize and be bound by such modifications to the terms, covenants and conditions of the CC&Rs notwithstanding that this Lease has been executed prior to the recordation of such modifications to the CC&Rs. Tenant shall comply with the terms of the CC&Rs as the same apply to Tenant.

2.   TERM/TERMINATION.
     ----------------

     2.1 Commencement Date. The Term of this Lease shall commence ("Commencement Date") on the first day of the first full month following the date on which the Improvements are Substantially Complete (as hereinafter defined) except that if Substantial Completion occurs on the first day of a month, that date shall be the Commencement Date, and the Lease shall continue in full force and effect for the period of time specified as the Term or until this Lease is terminated as otherwise provided herein. The Improvements shall be deemed to be "Substantially Complete" on the earliest of the date on which: (1) Landlord files or causes to be filed with the City of El Segundo (if required) and delivers to Tenant an architect's notice of substantial completion, or similar written notice that the Improvements are substantially complete and a certificate of occupancy (or a reasonably substantial equivalent such as a sign-off from a building inspector or a temporary certificate of occupancy) (the "C of O") is issued for the Improvements or (2) Tenant commences substantial business operations in the Premises. On the Commencement Date, Tenant shall execute and deliver to Landlord a Commencement Date Memorandum in the form attached hereto as Exhibit D acknowledging (i) the Commencement Date, (ii) the final rentable square footage of the Improvements, (iii) the final square footage of the Land, (iv) the initial "Base Rent," as that term is defined in
Section 3.1.1, below, and (v) Tenant's acceptance of the Premises. If the Improvements are not Substantially Complete on the Estimated Commencement Date as extended by "Force Majeure Delay" and "Tenant Delay," as those terms are defined in the Work Letter, then this Lease shall remain in effect, Landlord shall not be subject to any liability, and the Commencement Date shall be delayed until the date the Improvements are Substantially Complete. Notwithstanding anything to the contrary contained herein, if there is any delay in the Substantial Completion of the Improvements or in the occurrence of any of the other conditions precedent to the Commencement Date, and such delay is a result of Tenant Delay, then regardless of the actual date of Substantial Completion of the Improvements, the Commencement Date shall be deemed to be the date the Commencement Date would have occurred if no Tenant Delay had occurred, as determined in accordance with Section 12 of the Work Letter.

           2.1.1   Early Occupancy. Not later than ten (10) days after the
                   ---------------
Building has internal electricity (but subject to all applicable governmental laws, ordinances, statutes, orders or regulations now or hereafter in effect), and provided that Tenant and its agents do not unreasonably interfere with the work of the Contractor (as defined in Section 7 of the Work Letter) on the Improvements (as defined in Section 1 of the Work Letter), Landlord and the Contractor shall allow Tenant access to the "Data Center," as that term is defined below, prior to the Substantial Completion of the Premises for the purpose of Tenant installing overstandard equipment or fixtures in such portion of the Premises. As used herein, the "Data Center" shall mean that portion of the Premises which Tenant shall have previously designated for use as Tenant's data center either (A) in the Final Plans (as defined in the Work Letter) approved by Landlord pursuant to the Work Letter, or (B) by written notice to Landlord to which Landlord has consented in writing (which consent shall not be unreasonably withheld). In addition, not later than twenty-one (21) days prior to the Estimated Commencement Date (but subject to all applicable governmental laws, ordinances, statutes, orders or regulations now or hereafter in effect), and provided that Tenant and its agents do not materially interfere with the work of the Contractor on the Improvements, Landlord and the Contractor shall allow Tenant reasonable access to the Premises to permit Tenant to install cable and furniture and to conduct other preparatory activities. Such installation and other preparatory activities shall not constitute "substantial business operations" for the purpose of determining the Commencement Date, as set forth above; provided, however, if Tenant commences any business operations in the Data Center prior to the Possession Date, then Tenant shall be obligated to pay Rent for such period on a pro-rata basis based upon the ratio which the number of rentable square feet in the Data Center has to the number of rentable square feet in the Building and Tenant's occupancy of the Data Center shall be subject to all provisions of this Lease as though the Commencement Date had occurred (although the Commencement Date shall not actually occur until the occurrence of the same pursuant to the terms of this Section 2.1). Prior to Tenant's entry into the Premises as permitted by the terms of this Section 2.1, Tenant shall submit a schedule to Landlord and the Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant's entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Improvements and against injury to any persons caused by Tenant's actions pursuant to this

Section 2.1. As a condition to Tenant's entry into the Premises prior to the Commencement Date pursuant to this Section 2.1, Tenant and its contractor shall carry such insurance as Landlord may reasonably require, it being understood and agreed that all of Tenant's equipment and fixtures shall be insured by Tenant pursuant to Article 7 of this Lease immediately upon installation thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord and in form and with companies as are required to be carried by Tenant as set forth in Article 7 of this Lease.

     2.2   Possession. Tenant's possession of the Premises during the period of
           ----------
time, if any, from the date on which Landlord tenders possession of the Premises to Tenant in a Substantially Completed condition (the "Possession Date") to the Commencement Date, shall be subject to all provisions of this Lease and shall not advance the expiration date. Rent shall be paid for such period at the rate stated in the Basic Lease Information, prorated on the basis of a thirty (30) day month, and shall be due and payable to Landlord on or before the Commencement Date. Tenant shall acknowledge in writing the Possession Date in the form attached hereto as Exhibit D.

     2.3   Options to Extend.
           -----------------

           2.3.1 Tenant shall have the right to extend the Term of this Lease for up to three (3) additional terms of five (5) years each (each, an "Extension Term") by delivery of written notice to Landlord no later than ninety (90) days prior to the expiration of the penultimate year of the then-existing Term (the "Extension Notice"). The Base Rent during the Extension Term, subject to periodic adjustment as provided in Section 3.1.3, below, shall be the fair market rent for the Premises as of the date of the Extension Notice (the "Extended Base Rent"). The determination of fair market rent for the Premises shall consider the rents and other terms and conditions at which comparable transactions are being consummated in projects comparable to the Premises in the El Segundo, California area, which determination of comparable projects shall duly take into account such projects' age, design and construction relative to the Premises, and the presence or absence of any remaining Proposition XIII protection in accordance with Section 5.2.2, below, as such Proposition XIII protection may be affected by Tenant exercising its right to extend the Term pursuant to this Section 2.3. Other than the determination of Base Rent for the Extension Term, the terms and conditions of this Lease shall remain the same for the Extension Term and Landlord shall have no obligation to grant Tenant any improvement allowances or concessions in connection with the Extension Term. Tenant's Extension Notice shall set forth Tenant's opinion of the Extended Base Rent. Within thirty (30) days after Landlord's receipt of the Extension Notice, Landlord shall either deliver a notice to Tenant either accepting Tenant's opinion of the Extended Base Rent or objecting (an "Objection Notice") to Tenant's determination of the Extended Base Rent. If Landlord delivers an Objection Notice, then Landlord and Tenant shall negotiate in good faith the amount of the Extended Base Rent. The right to exercise the Extension Terms are personal to the originally named Tenant herein (the "Original Tenant") and may only be exercised by such Original Tenant or a "Survivor" or an "Affiliate," as those terms are defined in Article 15 below, which Survivor or Affiliate is an assignee of this Lease, and may not be exercised by any other assignee, sublessee or transferee of this Lease.

           2.3.2 If the parties are unable to agree upon the amount of the Extended Base Rent within fourteen (14) days after Tenant's receipt of the Objection Notice, then, within fourteen (14) additional days (the "Initial Appraiser Selection Period"), each of the parties shall select a qualified real estate appraiser. Within fourteen (14) days after the date upon which the last of the two appraisers is so selected, the two appraisers shall select a third qualified real estate appraiser. Each appraiser selected shall have at least ten
(10) years experience in commercial real estate valuation in the South Bay Basin of Los Angeles County. The parties shall cause each of the three appraisers to render and deliver to each party a written appraisal of the Extended Base Rent, each such appraisal to be so rendered and delivered within twenty-one (21) days after the date upon which the third appraiser is selected.

           2.3.3 The Extended Base Rent shall be equal to the average value of the two appraised values which have the least difference in absolute value between them; provided, however, that if each of two of the appraised values has the same difference in absolute value between it and the third appraised value, then the Extended Base Rent shall be equal to the third appraised value. By way of example only: (A) if the three appraised values are 8, 10 and 15, then the Extended Base Rent shall be 9; (B) if the three appraised values are 8, 10 and 12, then the Extended Base Rent shall be 9; (B) if the three appraised values are 8, 10 and 12, then the Extended Base Rent shall be 10; and (C) if the three appraised values are 10, 12 and 12, then the Extended Base Rent shall be 12.

               2.3.4 Notwithstanding the foregoing terms of Section 2.3.2 and 2.3.3, if only one party selects a qualified real estate appraiser within the Initial Appraiser Selection Period, then the single appraiser so selected shall determine the Extended Base Rent. In such event, the parties shall cause the single appraiser to render and deliver to each party a written appraisal of the Extended Base Rent within twenty-one (21) days after expiration of the Initial Appraiser Selection Period. The Extended Base Rent as determine pursuant to
Section 2.3.1, 2.3.3 or this Section 2.3.4, as the case may be, shall be referred to as the "Appraised Extended Base Rent."

               2.3.5 Tenant shall have the option, but no obligation, to notify Landlord in writing of Tenant's acceptance or rejection of the Appraised Extended Base Rent, which election shall be made in Tenant's sole and absolute discretion, at any time prior to the earlier to occur of (i) the expiration of the penultimate year of the then existing Term, and (ii) the expiration of fourteen (14) days after the date on which all of the appraisers or the appraiser, as the case may be, have, or has, notified the parties in writing of their respective, or its, appraisal(s) of the Extended Base Rent. If Tenant elects to accept or fails to reject the Appraised Extended Base Rent within such time period, then Tenant shall be deemed to have irrevocably extended this Lease for the applicable Extension Term, the Appraised Extended Base Rent shall be final and binding on the parties with respect to the Extension Term, and each of the parties shall bear its own expenses, the cost of the appraiser selected by it and one-half of the cost of the third appraiser. If Tenant elects to reject the Appraised Extended Base Rent, then (i) Tenant shall be deemed to have withdrawn its Extension Notice, (ii) Tenant shall bear all costs of the appraiser(s), any direct out-of-pocket costs incurred by Landlord in connection with the appraisal process, and (iii) Tenant shall have no further right to or obligation for any Extension Term.

     3.   RENT.
          ----

          3.1  Rent. Except as expressly provided in the Lease, Tenant shall pay
               ----
to Landlord, at Landlord's Address for Payment of Rent and Notices designated in the Basic Lease Information, or at such other address as Landlord may from time to time designate in writing to Tenant for the payment of Rent, the Base Rent, without notice, demand, offset (except as set forth in Section 10, below) or deduction, in advance, on the first day of each calendar month. If the Term ends on a date other than the last day of a month, Base Rent shall be prorated on a per diem basis with respect to the portion of the last month within the Term. All sums other than Base Rent which Tenant is obligated to pay under this Lease shall be deemed to be additional rent due hereunder, whether or not such sums are designated "additional rent." The term "Rent" means the Base Rent and all additional rent payable hereunder.

               3.1.1   Calculation of Base Rent. As used in this Lease, "Base
                       ------------------------
Rent" shall mean monthly base rental in an initial amount equal to the quotient of (i) the "Annual Base Rent," as defined in Section 3.1.2.1, below, divided by
(ii) twelve (12), as the same may be increased from time to time in accordance with Section 3.1.3, below.

               3.1.2   Base Rent Definitions. As used in this Lease, the
                       ---------------------
following terms shall have the meanings hereinafter set forth:

                       3.1.2.1 "Annual Base Rent" shall mean the product of (i) "Total Construction Costs," as defined in Section 3.1.2.2, below, multiplied by
(ii) eleven and twenty-five one-hundredths percent (11.25%), subject to adjustment, if applicable, pursuant to Section 22 of the Work Letter.

                       3.1.2.2  "Total Construction Costs" shall mean the sum of
(i) "Land Costs," as defined in Section 3.1.2.3, below, plus (ii) "Construction Hard Costs," as defined in the Work Letter, plus (iii) "Construction Soft Costs," as defined in the Work Letter.

                       3.1.2.3 "Land Costs" shall be mean the product of (i) Fourteen and No/100 Dollars ($14.00), multiplied by (ii) the square footage of the Land, provided that in no event shall the Land include more than six and seventy-five hundredths (6.75) acres.

               3.1.3  Adjustment to Base Rent. On the first day of the calendar
                      -----------------------
month which is thirty (30) months after the month containing the Commencement Date (the "Initial Adjustment Date"), the Base Rent shall be increased to one hundred seven percent (107%) of the Base Rent in effect immediately prior to the Initial Adjustment Date. On the first day of the calendar month which is thirty
(30) months after the month containing the Initial Adjustment Date (the "Initial CPI Adjustment Date") and, on the first day of every next succeeding thirty (30) month period thereafter (each a "CPI Adjustment Date") during the Term or any Extended Term, the Base Rent shall be increased to equal the product of (i) the Base Rent, as the same may have been previously increased pursuant to this
Section 3.1.3, multiplied by (ii) a fraction, the numerator of which is the "Adjustment Month Index," as that term is defined in Section 3.1.4.1, below, occurring prior to such CPI Adjustment Date and the denominator of which is either (A) for the Initial CPI Adjustment Date, the "Base Month Index," as that term is defined in Section 3.1.4.2, below, or (B) for all subsequent CPI Adjustment Dates, the Adjustment Month Index used as the numerator for the previous CPI Adjustment Date; provided, however, in no event shall the Base Rent commencing on any CPI Adjustment Date be less than the Base Rent in effect immediately prior to such CPI Adjustment Date.

               3.1.4  Base Rent Adjustment Definitions. As used in this Lease,
                      --------------------------------
the following terms shall have the meanings hereinafter set forth:

                      3.1.4.1 "Adjustment Month Index" shall mean the "Index," as that term is defined in Section 3.1.4.3, below, for the third month immediately preceding the month in which each succeeding CPI Adjustment Date occurs.

                      3.1.4.2 "Base Month Index" shall mean the Index for the third month immediately preceding the month in which the Initial Adjustment Date occurs. By way of example only, if the Commencement Date were to occur on October 1, 1999, then (i) the Initial Adjustment Date would occur on April 1, 2002, and the Base Month Index would be the Index for January 2002; (ii) the Initial CPI Adjustment Date would occur on October 1, 2004. and the Base Month Index would be the Index for July 2004; and (iii) the next succeeding CPI Adjustment Date would be April 1, 2007, and the Base Month Index would be the Index for January 2007.

                      3.1.4.3 "Index" shall mean the Consumer Price Index for all Urban Consumers for the Los Angeles Anaheim Riverside area (base year 1982-1984=100), published by the United States Department of Labor. Bureau of Labor Statistics. If the base of the Index changes from the 1982-84 base (100), the Index shall, thereafter, be adjusted to the 1982-84 base (100) before the computation indicated above is made. If the Index cannot be converted to the 1982-84 base or if the Index is otherwise revised, the adjustment under this section shall be made with the use of such conversion factor, formula or table for converting the Index as may be published by the Bureau of Labor Statistics. If the Index is at any time no longer published, a comparable index generally accepted and employed by the real estate profession, as determined by Landlord in Landlord's sole but reasonable discretion, shall be used.

          3.2  Late Charge and Interest. The late payment of any Rent will cause
               ------------------------
Landlord to incur additional costs, including administration and collection costs and processing and accounting expenses and increased debt service (collectively, "Delinquency Costs"). If Landlord has not received any installment of Rent within five (5) days after Tenant receives notice from Landlord of such delinquent payment, then Tenant shall pay a late charge of five percent (5%) of the delinquent amount, which is agreed to represent a reasonable estimate of the Delinquency Costs incurred by Landlord. In addition, all such delinquent amounts shall bear interest from the date such amount was due until paid in full at a rate per annum ("Applicable Interest Rate") equal to the lesser of (a) the maximum interest rate permitted by law or (b) four percent (4%) above the rate publicly announced by Bank of America, N.A. (or if Bank of America, N.A. ceases to exist, the largest bank then headquartered in the State of California) ("Bank") as its "Reference Rate." If the use of the announced Reference Rate is discontinued by the Bank, then the term Reference Rate shall mean the announced rate charged by the Bank which is, from time to time, substituted for the Reference Rate. Landlord and Tenant recognize that the damage which Landlord shall suffer as a result of Tenant's failure to pay such amounts is difficult to ascertain and said late charge and interest are the best estimate of the damage which Landlord shall suffer in the event of late payment. If a late charge becomes payable for any three (3) installments of Rent within any twelve (12) month period, then the Rent shall automatically become due and payable quarterly in advance.

     3.3  Credit Enhancement.
          ------------------

          3.3.1  Letter of Credit. Tenant shall deliver to Landlord concurrently
                 ----------------
with Landlord's execution of the Construction Contract, an unconditional, clean, irrevocable standby letter of credit (the "L/C") issued by Bank of Montreal or another bank, which bank accepts deposits, maintains accounts, has a local Los Angeles office, and whose deposits are insured by the FDIC, selected by Tenant and reasonably acceptable to Landlord ("L/C Bank") in the initial amount of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00), to Landlord, its successors or assigns, as beneficiary. The L/C shall be in the form attached hereto as Exhibit G. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L/C. The L/C shall be held by Landlord as security for the full and faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term. The L/C shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without the prior written consent of Landlord. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, or if Tenant fails to renew the L/C at least thirty (30) days before its expiration, if such renewal is required under the terms of this Section 3.3, then Landlord may, but shall not be required to, draw upon all or any portion of the L/C for payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may reasonably spend or may become obligated to spend by reason of Tenant's default, including, without limitation, tenant improvements, leasing commissions and reasonable attorneys' fees. The use, application or retention of the L/C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law, it being intended that Landlord shall not first be required to proceed against the L/C and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Any amount of the L/C which is drawn upon by Landlord, but is not used or applied by Landlord, shall be held by Landlord and deemed a security deposit (the "L/C Security Deposit"). If any portion of the L/C is drawn upon, Tenant shall, within five (5) days after written demand therefor, either (i) deposit cash with Landlord (which cash shall be applied by Landlord to the L/C Security Deposit) in an amount sufficient to cause the sum of the L/C Security Deposit and the amount of the remaining L/C to be equivalent to the amount of the L/C then required under this Lease or (ii) reinstate the L/C to the amount which, when combined with the L/C Security Deposit, if any, is equal to the amount then required under this Lease. If any portion of the L/C Security Deposit is used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord (which cash shall be applied by Landlord to the L/C Security Deposit) in a amount sufficient to restore the L/C Security Deposit to the amount then required under this Lease, and Tenant's failure to do so shall be a default under this Lease. Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Premises and in this Lease and Tenant agrees that in the event of any such transfer or mortgage, Landlord shall have the right to transfer or assign its rights to and interest in the L/C Security Deposit and/or the L/C to the transferee or mortgagee, and in the event of such transfer, Tenant shall look solely to such transferee or mortgagee for the return of the L/C Security Deposit and/or the L/C.
                  3.3.2    Reduction in Credit Enhancement.
                           -------------------------------

                  3.3.2.1  Reduction in L/C. If Tenant is not then in default
                           ----------------
under this Lease and if Tenant has satisfied each of the Financial Requirements for each of the immediately preceding four (4) fiscal quarters, then, on the third (3rd) Anniversary and thereafter on every Anniversary as Tenant shall have satisfied the preceding conditions, the L/C shall be reduced by an amount equal to Five Hundred Thousand and No/100 Dollars ($500,000.00) and Landlord shall authorize a reduction in the L/C in such amount, provided that in no event shall the amount of the L/C be reduced below Five Hundred Thousand and No/100 Dollars ($500,000.00). If on any Anniversary Tenant is then in default under this Lease or Tenant has not satisfied all of the Financial Requirements for each of the immediately preceding four (4) fiscal quarters, then the L/C shall not be reduced on such Anniversary, and thereafter shall remain at its then existing amount unless and until such Anniversary as Tenant shall not then be in default under this Lease and shall have satisfied each of the Financial Requirements for each of the immediately preceding four (4) fiscal quarters, on which Anniversary the L/C shall be reduced by an amount equal to the product of (i) the number of Anniversaries from and after the third (3rd) Anniversary for which Tenant has not previously received a reduction in the L/C, multiplied by (ii) Five Hundred Thousand and No/100 Dollars

($500,000.00), subject to the limitation on reduction of the L/C set forth in this Section 3.3.2.1 that the L/C shall not be reduced below Five Hundred Thousand and No/100 Dollars ($500,000.00).

                 3.3.2.2  Financial Requirements. Commencing on the Commencement
                          ----------------------
Date and continuing until Landlord has returned the L/C and the L/C Security Deposit, if any, to Tenant, all in accordance with Section 3.3.4, below, Tenant shall provide to Landlord: (i) within ninety (90) days following any fiscal year, a current, accurate annual financial statement for Tenant and Tenant's business as of the last day of Tenant's immediately preceding fiscal year, prepared under generally accepted accounting principles consistently applied and certified by an outside certified public accountant, which statement is the same annual financial statement provided to Tenant's shareholders (each an "Annual Financial Statement"); and (ii) within forty-five (45) days following any fiscal quarter, a current, accurate quarterly financial statement for Tenant and Tenant's business as of the last day of Tenant's immediately preceding fiscal quarter, prepared under the same generally accepted accounting principles consistently applied as used in preparing the annual financial statement and certified by Tenant's chief financial officer, which statement is the same quarterly financial statement provided to Tenant's shareholders (each a "Quarterly Financial Statement"), together with such other financial information or tax returns as may be reasonably required by Landlord. For purposes of this Lease, the "Financial Requirements" shall be satisfied for any given fiscal quarter if the Quarterly Financial Statement provided to Landlord pursuant to this Section 3.3.2.2 reflects that (A) Tenant has unrestricted available cash or cash equivalents equal to or greater than Ten Million and No/100 Dollars ($10,000,000.00); (B) the ratio of Tenant's current assets to Tenant's current liabilities is equal to or greater than one and thirty hundredths (1.30); (C) Tenant has a tangible net worth of equal to or greater than Sixty Million and No/100 Dollars ($60,000,000.00); and (D) Tenant's line of credit with L/C Bank is in effect and Tenant is in compliance with all of the terms, covenants and requirements thereof. In addition, concurrently with Landlord's execution of the Construction Contract and every twelve (12) months thereafter, and upon any renewal, modification or amendment to Tenant's credit agreement with L/C Bank, until Landlord has returned the L/C and the L/C Security Deposit, if any, to Tenant, Tenant shall deliver to Landlord a then current copy of Tenant's credit agreement with L/C Bank. If, at any time prior to Landlord having returned the L/C and the L/C Security Deposit, if any, to Tenant, L/C Bank shall increase its financial requirements of Tenant with respect to the items described in (A) through (C), above, then Landlord shall have the right, in its reasonable discretion, to make corresponding increases in the Financial Requirements.

                 3.3.3    Release of Credit Enhancement. On or after the tenth
                          -----------------------------
(10th) Anniversary, if Tenant shall not then be in default under this Lease and if Tenant shall have satisfied each of the Financial Requirements for each of the immediately preceding four (4) fiscal quarters, then Landlord shall return the L/C and the L/C Security Deposit, if any, to Tenant within thirty (30) days following the earlier to occur of (A) such Anniversary as Tenant shall have satisfied the preceding conditions, or (B) the date which is thirty (30) days after Tenant vacates the Premises upon the expiration or sooner termination of this Lease.

4.   UTILITIES.
     ---------

     Landlord shall provide connections for utilities in accordance with the Approved Working Drawings (as defined in the Work Letter). Tenant shall make all arrangements for and pay all charges for water, sewer, telephone, gas, electricity and other utilities supplied or used on the Premises including, without limitation, paying any deposits and "hook up charges." Other than due to Landlord's negligence or intentional or willful misconduct in connection with Landlord's development of the remainder of the Project, Landlord shall not be liable to Tenant for interruption in or curtailment of any utility service, nor shall any such interruption or curtailment constitute constructive eviction or grounds for rental abatement.

5.   TAXES.
     -----

     5.1    Real Property Taxes. Tenant shall be liable for, and shall pay to
            -------------------
the proper taxing authorities prior to delinquency, all "Real Property Taxes," as that term is defined below, applicable to the Premises and relating to the period of the Term of this Lease; and Tenant shall provide Landlord copies of receipts for payment of all such Real Property Taxes. Landlord and Tenant acknowledge and agree that, as of the Commencement Date, the Land upon which the Building is located shall be a separate tax parcel. The term "Real Property Taxes" shall be the sum of the following: all real property taxes, possessory interest taxes, business or license taxes or fees, service payments in lieu of such taxes or fees, annual or periodic license or use fees, excises, transit and traffic charges, housing fund assessments, open space charges, childcare fees, school, sewer and parking fees or any other assessments, levies, fees, exactions or charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen (including fees "in lieu" of any such tax or assessment) which are assessed, levied, charged, conferred or imposed by any public authority upon the Premises (or any real property comprising any portion thereof) or its operations, together with all taxes, assessments or other fees imposed by any public authority upon or measured by any Rent or other charges payable hereunder, including any gross receipts tax or excise tax levied by any governmental authority with respect to receipt of rental income, or upon, with respect to or by reason of the development, possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof, or documentary transfer taxes upon this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises, together with any tax imposed in substitution, partially or totally, of any tax previously included within the aforesaid definition or any additional tax the nature of which was previously included within the aforesaid definition, together with the costs and expenses (including attorneys', administrative and expert witness fees and costs) of challenging any of the foregoing or seeking the reduction in or abatement, redemption or return of any of the foregoing, but only to the extent of any such reduction, abatement, redemption or return. All references to Real Property Taxes during a particular year shall be deemed to refer to taxes accrued during such year, including supplemental tax bills regardless of when they are actually assessed and without regard to when such taxes are payable. Real Property Taxes for partial tax fiscal years, if any, falling within the Term, shall be prorated. The obligation of Tenant to pay Real Property Taxes for the last full or partial year of the term and supplemental taxes accrued during the Term, whenever assessed, shall survive the expiration or early termination of this Lease. Nothing contained in this Lease shall require Tenant to pay any franchise, corporate, estate or inheritance tax of Landlord, or any income, profits or revenue tax or charge upon the net income of Landlord.

         5.2   Tenant's Payment of Certain Real Property Taxes. Notwithstanding
               -----------------------------------------------
anything to the contrary contained in this Lease, in the event that after the commencement of the Term any sale, refinancing, or change in ownership of the Premises is consummated, and as a result thereof, and to the extent that in connection therewith, the Premises is reassessed (a "Reassessment") for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition XIII (as adopted by the voters of the State of California in the June, 1978 election), then the terms of this Section 5.2 shall apply.
                                                    -----------

               5.2.1  The Tax Increase. For purposes of this Section 5.2, the
                      ----------------                       -----------
term "Tax Increase" shall mean that portion of the Real Property Taxes, as calculated immediately following a Reassessment, which is attributable solely to the Reassessment. Accordingly, the term Tax Increase shall not include any portion of the Real Property Taxes, as calculated immediately following a Reassessment, which (i) is attributable to the initial assessment of the value of the Premises following the construction of the Improvements pursuant to the terms of Exhibit B attached hereto, or (ii) is attributable to the annual
         ---------
inflationary increase to real estate taxes.

               5.2.2  Tenant's Protection. Tenant shall be obligated to pay any
                      -------------------
Tax Increases resulting from the first three (3) Reassessments occurring during the Term, provided that Tenant shall not be obligated to pay any Tax Increases resulting from the third (3rd) of such Reassessments if such third (3rd) Reassessment occurs after the eighth (8th) anniversary of the Commencement Date. If Tenant exercises its right to extend the Term of this Lease in accordance with Section 2.3, above, then, for each Extension Term, Tenant shall be obligated to pay any Tax Increases resulting from one (1) additional Reassessment occurring at any time during the Term, as extended by all such Extension Terms. Except as set forth in this Section 5.2.2, Tenant shall not be obligated to pay any portion of a Tax Increase relating to Reassessments occurring during the Term. By way of example only: (i) if one (1) Reassessment were to occur during the initial Term, then (A) upon Tenant exercising its first
(1st) right to extend, Tenant would be obligated to pay any Tax Increases resulting from the next two (2) Reassessments occurring during the balance of the Term, as extended (i.e., Tenant would have paid the Tax Increases resulting from one (1) Reassessment during the initial Term and Tenant would not be obligated to pay Tax Increases resulting from the later of the remaining two (2) Reassessments because such Reassessment would not have occurred prior to the eighth (8th) anniversary of the Commencement Date; nevertheless, Tenant would be required to pay any Tax Increases resulting from one (1) additional Reassessment by reason of Tenant exercising its right to extend the

Term), and (B) assuming that no Reassessments occurred during the first (1st) Extension Term, upon Tenant exercising its second (2nd) right to extend, Tenant would be obligated to pay any Tax Increases resulting from the next three (3) Reassessments occurring during the balance of the Term, as extended (i.e., Tenant would be obligated to pay Tax Increases resulting from the one (1) Reassessment remaining after the initial Term, from the one (1) additional Reassessment by reason of Tenant exercising its first (1st) right to extend and from one (1) additional Reassessment by reason of Tenant exercising its second
(2nd) right to extend); and (ii) if four (4) Reassessments were to occur during the initial Term (and assuming that the first three (3) Reassessments had occurred prior to the eighth (8th) anniversary of the Commencement Date), then, although Tenant would not have been required to pay any Tax Increases resulting from the fourth (4th) Reassessment, (x) upon Tenant exercising its first (1st) right to extend, Tenant would be obligated to pay any Tax Increases resulting from the fifth (5th) Reassessment occurring during the Term, as extended (i.e., one (1) additional Reassessment by reason of Tenant exercising its right to extend the Term), which Tax Increases would be comprised only of that portion of the Real Property Taxes, as calculated immediately following such fifth (5th) Reassessment which was attributable solely to such fifth (5th) Reassessment (i.e., Tenant remains unobligated to pay any Tax Increases which were attributable solely to the earlier fourth (4th) Reassessment), and (y) assuming that two (2) Reassessments (i.e., a fifth (5th) and a sixth (6th) Reassessment) occurred during the first (1st) Extension Term, upon Tenant exercising its second (2nd) right to extend, Tenant would be obligated to pay any Tax Increases resulting from the seventh (7th) Reassessment occurring during the Term, as extended (i.e., one additional Reassessment by reason of Tenant exercising its second (2nd) right to extend), which Tax Increases would be comprised only of that portion of the Real Property Taxes, as calculated immediately following such seventh (7th) Reassessment which was attributable solely to such seventh
(7th) Reassessment (i.e., Tenant remains unobligated to pay any Tax Increases which were attributable solely to the earlier fourth (4th) and sixth (6th) Reassessments).

     5.3  Personal Property Taxes. Prior to delinquency, Tenant shall pay all
          -----------------------
taxes and assessments levied upon trade fixtures, alterations, additions, improvements, inventories and other personal property located and/or installed on the Premises by Tenant; and Tenant shall provide Landlord copies of receipts for payment of all such taxes and assessments. To the extent any such taxes are not separately assessed or billed to Tenant, Landlord shall deliver notice and appropriate documentation thereof to Tenant no later than thirty (30) days prior to the due date, and Tenant shall pay the amount thereof to Landlord within twenty (20) days after delivery to Tenant by Landlord of an invoice for same and Landlord shall pay all taxes and assessments prior to delinquency.

6.   TRIPLE NET LEASE.
     ----------------

     It is intended that this Lease be a "triple net lease," and that, except as expressly provided in this Lease, the Rent to be paid hereunder by Tenant will be received by Landlord without any deduction or offset whatsoever by Tenant, foreseeable or unforeseeable. Except as expressly provided to the contrary in this Lease, Landlord shall not be required to make any expenditure, incur any obligation, or incur any liability of any kind whatsoever in connection with this Lease or the ownership, construction, maintenance, operation or repair of the Premises. Tenant's obligation to pay Rent for expenditures and liability incurred during the Term shall survive the expiration or earlier termination of the Term.

7.   INSURANCE.
     ---------

     7.1 Insurance Maintained by Landlord. Landlord shall maintain insurance
         --------------------------------
through individual or blanket policies insuring the Improvements against fire and extended coverage (including, if Landlord elects, "all risk" coverage, earthquake/volcanic action, flood and/or surface water insurance) for the full replacement cost of the Building, with deductibles and the form and endorsements of such coverage consistent with the casualty insurance coverage procured by other owners of commercial office buildings in the El Segundo, California area, together with rental abatement insurance against loss of Rent in an amount equal to the amount of Rent for a period of at least twelve (12) months commencing on the date of loss. Landlord may also carry such other insurance as Landlord may deem prudent or advisable, including, without limitation, liability insurance in such amounts and on such terms as Landlord shall determine. Tenant shall pay to Landlord within fifteen (15) days after delivery of an invoice Landlord's reasonable third-party, out-of-pocket costs of the insurance coverages described herein, including, in the event of a claim, Landlord's cost of any deductible, provided that the amount of Landlord's deductible under any insurance carried hereunder other than earthquake insurance shall not exceed Fifty Thousand and No/100 Dollars ($50,000.00) per claim and the amount of Landlord's deductible under any earthquake insurance shall be consistent with the prevailing market deductibles for such earthquake insurance for comparable projects. Landlord shall deliver to Tenant certificates of insurance for all insurance required to be maintained by Landlord in a commercially reasonable form, no later than seven (7) days prior to the date of possession of the Premises. Landlord shall, at least ten (10) days prior to expiration of the policy, furnish Tenant with certificates of renewal or "binders" thereof. In the event any such policy is canceled before expiration, the insuring company will endeavor to mail thirty (30) days written notice of such cancellation to Tenant (except in the case of cancellation for nonpayment of premium in which case cancellation shall not take effect until at least (10) days' notice has been given to Tenant). If Landlord fails to maintain any insurance required in this Lease, Landlord shall be liable for all losses and cost resulting from said failure.

     7.2  Insurance Maintained by Tenant. Tenant shall, at Tenant's expense,
          ------------------------------
obtain and keep in force at all times the following insurance (with deductibles and the form and endorsements of such coverage as selected by Tenant and reasonably approved by Landlord):

          7.2.1  Commercial General Liability Insurance (Occurrence Form). A
                 -------------------------------------------------------
policy of commercial general liability insurance (occurrence form) having a combined single limit of not less than Five Million and No/100 Dollars ($5,000,000.00) per occurrence and Five Million and No/100 Dollars ($5,000,000.00) aggregate per location if Tenant has multiple locations, providing coverage for, among other things, blanket contractual liability, premises, products/completed operations and personal and advertising injury coverage, with deletion of the exclusion for explosion, collapse or underground hazard, if applicable, and, if necessary, Tenant shall provide for restoration of the aggregate limit.

          7.2.2  Automobile Liability Insurance. Comprehensive automobile
                 ------------------------------
liability insurance having a combined single limit of not less than Three Million and No/100 Dollars ($3,000,000.00) per occurrence and insuring Tenant against liability for claims arising out of ownership, maintenance, or use of any owned, hired or non-owned automobiles.

          7.2.3  Workers' Compensation and Employer's Liability Insurance.
                 --------------------------------------------------------
Workers' compensation insurance having limits not less than those required by state statute and federal statute, if applicable, and covering all persons employed by Tenant in the conduct of its operations on the Premises (including the all states endorsement and, if applicable, the volunteers endorsement), together with employer's liability insurance coverage in the amount of at least Two Million Dollars and No/100 ($2,000,000.00).

          7.2.4  Property  Insurance. "All risk" property insurance including
                 -------------------
boiler and machinery comprehensive form, if applicable, covering damage to or loss of any of Tenant's personal property, fixtures, equipment and alterations, including electronic data processing equipment (collectively "Tenant's Property"), and coverage for the full replacement cost thereof (including business interruption of Tenant), together with, if the property of Tenant's invitees is to be kept in the Premises, warehouser's legal liability or bailee customers insurance for the full replacement cost of the property belonging to invitees and located in the Premises, with deductibles and the form and endorsements of such coverage as reasonably determined by Landlord.

     7.3  General.
          -------

          7.3.1  Insurance Companies. Insurance required to be maintained by
                 -------------------
Landlord or Tenant shall be written by companies licensed to do business in the State of California and having a "General Policyholders Rating" of at least
"A" -"VIII" (or such higher rating as may be required by a lender having a lien on the Premises) as set forth in the most current issue of "Best's Insurance Guide."

          7.3.2  Certificates  of  Insurance. Tenant shall deliver to Landlord
                 ---------------------------
certificates of insurance for all insurance required to be maintained by Tenant in a commercially reasonable form, no later than seven (7) days prior to the date of possession of the Premises. Tenant shall, at least ten (10) days prior to expiration of the policy, furnish Landlord with certificates of renewal or "binders" thereof. In the event any such policy is canceled before expiration, the insuring company will endeavor to mail thirty (30) days written notice of such cancellation to Landlord (except in the case of cancellation for nonpayment of premium in which case cancellation shall not take effect until at least (10) days' notice has been given to Landlord). If Tenant fails to maintain any insurance required in this Lease, Tenant shall be liable for all losses and cost resulting from said failure.

          7.3.3  Additional Insureds. Landlord and any property management
                 -------------------
company of Landlord for the Premises shall be named as additional insureds under all of the policies required by Section 7.2. The policies required under Section
7.2 shall provide for severability of interest.

          7.3.4  Primary  Coverage. All insurance to be maintained by Tenant
                 -----------------
shall, except for workers' compensation and employer's liability insurance, be primary, without right of contribution from insurance of Landlord, if any. Any umbrella liability policy or excess liability policy (which shall be in "following form") shall provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance. The limits of insurance maintained by Tenant shall not limit Tenant's liability under this Lease.

          7.3.5  Waiver of  Subrogation. Tenant and Landlord waive any right to
                 ----------------------
recover against the other party for claims for damages to their respective property to the extent covered by insurance. This provision is intended to waive fully, and for the benefit of Landlord and Tenant, as the case may be, any rights and/or claims which might give rise to a right of subrogation in favor of any insurance carrier. The coverage obtained by each of Landlord and Tenant pursuant to this Lease shall include, without limitation, a waiver of subrogation endorsement attached to the certificate of insurance.

          7.3.6  Notification  of Incidents. Landlord (to the extent of its
                 --------------------------
actual knowledge) and Tenant shall notify the other party within two business days hours after the occurrence of any accidents or incidents in the Premises, the Building or the Project which could give rise to a claim under any of the insurance policies required under this Article 7.

     7.4  Indemnity.
          ---------

          7.4.1 Tenant shall indemnify, protect, defend (by counsel reasonably acceptable to the Landlord) and hold harmless Landlord and its partners, directors, officers, employees, shareholders, lenders, agents, contractors and each of their respective successors and assigns (collectively, "Landlord's" Parties") from and against any and all claims, judgments, causes of action, damages, penalties, costs, liabilities, and expenses, including all costs, attorneys' fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon (each a "Claim," and collectively, "Claims"), arising at any time during or after the Term as a result (directly or indirectly) of or in connection with (i) any default in the performance of any obligation on Tenant's part to be performed under the terms of this Lease, (ii) Tenant's use of the Premises, or (iii) the conduct of Tenant's business or any activity, work or things done, permitted or suffered by Tenant or caused by the negligent acts or omissions or willful misconduct of Tenant or of any person claiming by, through or under Tenant or its partners, directors, officers, employees, shareholders, lenders, agents, contractors or each of their respective successors and assigns (collectively, "Tenant's Parties") in, on or about the Premises, the Building, or the Project; provided that, because Tenant is required to obtain and maintain certain insurance pursuant to this Lease, Tenant hereby agrees that Tenant shall indemnify, protect, defend (by counsel reasonably acceptable to Landlord) and hold harmless Landlord and Landlord's Parties from and against any and all Claims to the extent such Claims are covered by such required insurance, even if resulting from the negligent acts, omissions or willful misconduct of Landlord or Landlord's Parties; provided further that to the extent such Claims result from the negligent acts, omissions or willful misconduct of Landlord or Landlord's Parties and such Claims are not covered by Tenant's insurance or are only covered in part, then Landlord shall be liable for such Claims or such portions of the Claims which are not covered by Tenant's insurance.

          7.4.2 Landlord shall indemnify, protect, defend (by counsel reasonably acceptable to the Tenant) and hold harmless Tenant and Tenant's Parties from and against any and all Claims, arising at any time during or after the Term as a result (directly or indirectly) of or in connection with any default in the performance of any obligation on Landlord's part to be performed under the terms of this Lease; provided that, notwithstanding anything to the contrary contained in this Section 7.4, because Tenant is required to obtain and maintain certain insurance pursuant to this Lease, Landlord shall not be liable for, nor shall Landlord be required to indemnify, protect, defend or hold harmless Tenant or Tenant's Parties from and against, any Claims to the extent such Claims are covered by such required insurance, even if resulting from the negligent acts, omissions or willful misconduct of Landlord or Landlord's Parties.

          7.4.3  The obligations of each of Tenant and Landlord under this
Section 7.4 shall survive the termination of this Lease with respect to any claims or liability arising prior to such termination.

     7.5  Exemption of Landlord from Liability. Landlord shall not be liable for
          ------------------------------------
injury or damage to the person or goods, wares, merchandise or other property of Tenant, Tenant's employees, contractors, invitees, customers or any other person in or about the Premises, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Premises or from other sources or places, and regardless of whether the cause of such damage or injury or the means of repairing the same is accessible or not. Landlord shall not be liable for any damages arising from any act or neglect of any other tenant of Landlord. Landlord shall not be liable for injury to Tenant's business or for any loss of income or profit therefrom.

8.   REPAIRS AND MAINTENANCE.
     -----------------------

     Tenant, at Tenant's sole cost and expense, shall keep, maintain, repair and replace all structural portions of the Improvements and the Premises, including, without limitation, all floors, subfloors and floor coverings, walls and wall coverings, roof and roof materials, mechanical, electrical, and plumbing systems, elevators, doors, windows, glass, plate glass, ceilings, lighting systems, parking lots, driveways, parking areas, loading dock areas and doors, fences, landscaping and any signage in a clean and safe condition, in good order, condition and repair. Tenant shall enter into regularly scheduled preventive maintenance/service contracts with maintenance contractors reasonably acceptable to Landlord for servicing all hot water and heating and air conditioning systems and equipment in the Premises. Tenant's repair and maintenance obligations shall include, but not be limited to, the obligation to maintain and repair the parking area which is a part of the Premises, which shall include, but not be limited to, slurrycoating the parking area as needed, and the parking area and driveway sweeping and repaving. There shall be no abatement of Rent during the performance of such repair or replacement work. Landlord shall not be liable to Tenant for injury or damage that may result from any defect in the construction or condition of the Premises or the Improvements, or for any damage that may result from interruption of Tenant's use of the Premises during any repairs. In the event Tenant fails, in the reasonable judgment of Landlord, to maintain the Improvements or the Premises in good order, condition and repair, which failure continues at the end of ten (10) days following Tenant's receipt of written notice from Landlord stating with particularity the nature of the failure, Landlord shall have the right to perform such maintenance, repairs or refurbishing at Tenant's expense; provided, however, if the nature of the maintenance or repair is such that it cannot, with the exercise of reasonable diligence, be completed within ten (10) days of Tenant's receipt of Landlord's notice, Landlord shall not undertake such maintenance or repairs at Tenant's expense provided Tenant commences such maintenance or repairs within said 10 day period and thereafter diligently and continuously prosecutes the same to completion and provided further, however, that in the event of an emergency condition, Landlord shall have the right to make such repairs on behalf of Tenant after giving Tenant such notice, if any, as is reasonable under the circumstances. Tenant shall maintain written records of maintenance and repairs, as required by any applicable law, ordinance or regulation and shall use certified technicians to perform such maintenance and repairs, as so required. Tenant waives any right to repair at the expense of Landlord under any applicable governmental laws, ordinances, statutes, orders or regulations now or hereafter in effect which might otherwise apply.

9.   ALTERATIONS.
     -----------

     9.1  Trade Fixtures; Alterations. Tenant shall not make any improvements,
          ---------------------------
alterations, additions, changes or installations of trade fixtures, equipment or furniture to the Premises (collectively, "Alterations") without obtaining the prior written consent of Landlord to such Alterations, which consent shall be requested not less than ten (10) days prior to the commencement of such Alterations, and which consent shall be conditioned upon Tenant's compliance with Landlord's reasonable requirements regarding construction of such Alterations but shall not be otherwise unreasonably withheld; provided, however, that Tenant shall have the right, upon five (5) business days prior notice to Landlord, to make non-structural additions and alterations to the Premises that (i) do not involve the expenditure of more than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in the aggregate, (ii) do not materially affect the Premises' electrical, ventilation, plumbing, elevator, mechanical, air conditioning or other similar systems, and (iii) are not readily visible from the exterior of the Premises. Tenant shall submit plans and specifications to Landlord with Tenant's request for approval and shall reimburse Landlord for all reasonable costs which Landlord may incur in connection with granting approval to Tenant for any such alterations and additions, including any costs or expenses which Landlord may incur in electing in its reasonable discretion to have outside architects and engineers review said matters. Tenant shall file a notice of completion after completion of such work and provide Landlord with a copy thereof. Tenant shall provide Landlord with a set of "as built" drawings for any such work.

     9.2  Standard of Work. All work to be performed by or for Tenant pursuant
          ----------------
hereto shall be performed diligently and in a first class, workmanlike manner, and in compliance with all applicable laws, ordinances, regulations and rules of any public authority having jurisdiction over the Premises and/or Tenant and Landlord's insurance carriers. Landlord shall have the right, but not the obligation, to inspect periodically the work on the Premises.

     9.3  Damage; Removal. Tenant shall repair all damage to the Premises and/or
          ---------------
the Building caused by the installation or removal of Alterations, except as otherwise provided in this Section 9.3. To the extent that Landlord designates in writing at the time Landlord approves any Alterations, all or any part of such Alterations so designated by Landlord shall be removed by Tenant at its expense on or before the expiration of the Term. If Landlord fails to make such designation, then such Alterations shall remain upon the Premises and be surrendered therewith upon the expiration or earlier termination of this Lease as the property of Landlord without disturbance or injury, provided that, notwithstanding the foregoing, Tenant, at its expense, shall have the right to remove its trade fixtures, equipment and furniture. If Landlord requires the removal of all or part of any Alterations (and has made the required prior designation) or if Tenant elects to remove all or part of any of its trade fixtures, equipment and furniture, Tenant, at its expense, shall repair any damage to the Premises or the Building caused by such removal. If Tenant fails to remove the Alterations upon Landlord's request, then Landlord may (but shall not be obligated to) remove them and the cost of removal and repair of any damage together with all other damages which Landlord may suffer by reason of the failure of Tenant to remove Alterations, shall be paid by Tenant to Landlord upon demand. Tenant shall not be entitled to any compensation from Landlord for any Alterations removed by Landlord or at Landlord's direction.

     9.4  Liens. Tenant shall promptly pay and discharge all claims for labor
          -----
performed, supplies furnished and services rendered at the request of Tenant and shall keep the Premises free of all mechanics' and materialmen's liens in connection therewith. Tenant shall provide at least ten (10) business days prior written notice to Landlord before any labor is performed, supplies furnished or services rendered on or at the Premises and Landlord shall have the right to post on the Premises notices of non responsibility. If any lien is filed, Tenant shall, within ten (10) business days after the date of filing, cause such lien to be released and removed or shall deposit in a court of competent jurisdiction a bond for the amount claimed in such lien or provide other security for the claim of such lien reasonably acceptable to Landlord, and if Tenant fails to do so, Landlord may take such action as may be reasonably necessary to contest or to remove such lien and Tenant shall pay Landlord such amounts reasonably expended by Landlord together with interest thereon at the Applicable Interest Rate from the date of expenditure.

10.  USE.
     ---

     The Premises shall be used only for the Permitted Use set forth in the Basic Lease Information and for no other use, whatsoever, without the prior written consent of Landlord, which consent may be withheld at Landlord's sole discretion. Tenant's use of the Premises and the Project shall be in compliance with and subject to all applicable governmental laws, ordinances, statutes, orders and regulations, the CC&Rs and any rights of third parties (which rights have been recorded in any applicable official or public records) with respect to the Project or any portion thereof (collectively, "Laws"). Should any Laws now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body, then Tenant agrees to comply promptly with such standards or regulations, including the making of substantial or structural modifications to the Premises, the Building or the Project. Landlord and Tenant shall share the cost of such modifications, with Tenant paying an amount of the cost ("Tenant's Share") which is equal to the product of (i) the ratio which the remaining Term of the Lease (determined assuming Tenant does not exercise any remaining options to extend) has to the useful life of such modifications, multiplied by (ii) the cost of such modifications; provided that, if Tenant elects to extend the Term of this Lease pursuant to Section 2.3, above, then, as of the date on which Tenant is deemed to have irrevocably extended the Term pursuant to Section 2.3.5, above, Tenant's Share with respect to any such modifications shall be recalculated ("Tenant's Recalculated Share") to equal the product of (i) the ratio which the remaining Term of the Lease, including the Extension Term, determined as of the date on which Tenant's Share was originally calculated, has to the useful life of such modifications, multiplied by (ii) the cost of such modifications, and Tenant, within thirty (30) days thereafter, shall pay to Landlord an amount equal to the difference between Tenant's Recalculated Share less Tenant's Share (or the prior Tenant's Recalculated Share, as the case may be), but in no event to exceed "Landlord's Share," as that term is defined below, previously paid to Tenant by Landlord or offset against Rent by Tenant in accordance with this
Article 10. By way of example only, if, with five (5) years remaining in the initial Term, Laws were imposed requiring a modification, the useful life of which modification was fifteen (15) years and the cost of which modification was Thirty Thousand and No/100 Dollars ($30,000.00), then (A) Tenant's Share would be Ten Thousand and No/100 Dollars ($10,000.00) (i.e., the product of the ratio which the remaining term of 5 years had to the 15 year useful life, multiplied by $30,000.00) and Landlord's Share would be Twenty Thousand and No/100 Dollars ($20,000.00); (B) upon Tenant exercising its first (1st) right to extend, Tenant's Recalculated Share would be Twenty Thousand and No/100 Dollars ($20,000.00) (i.e., the product of the ratio which the remaining term of 10 years had to the 15 year useful life, multiplied by $30,000.00), and Tenant would be obligated to pay Landlord Ten Thousand and No/100 Dollars ($10,000.00) (i.e., the difference between Tenant's Recalculated Share of $20,000.00 less Tenant's Share of $10,000.00); and (C) upon Tenant exercising its second (2nd) right to extend, Tenant's Recalculated Share would be Thirty Thousand and No/100 Dollars ($30,000.00) (i.e., the product of the ratio which the remaining term of 15 years had to the 15 year useful life, multiplied by $30,000.00), and Tenant would be obligated to pay Landlord an additional Ten Thousand and No/100 Dollars ($10,000.00) (i.e., the difference between Tenant's Recalculated Share of $30,000.00 less the prior Tenant's Recalculated Share of $20,000.00).If Landlord fails to pay Landlord's share of the cost of such modifications ("Landlord's Share") in accordance with the terms of this Article 10 and such failure continues for thirty (30) days following receipt of notice by Landlord (and any lenders of Landlord of which Tenant has notice) from Tenant specifying the amount of Landlord's Share and Tenant's intention to offset Landlord's Share against Rent, then, following Landlord's failure to cure within five (5) days after receipt of an additional notice by Landlord (and any such lenders of Landlord) from Tenant, Tenant shall have the right to offset any unpaid portion of Landlord's Share (together with interest thereon at the Applicable Interest Rate from the date which is five (5) days after Landlord's receipt of the additional notice until the date of such offset) against Tenant's obligation for Rent next coming due under this Lease; provided, however, that Tenant's offset against Rent in any given month shall be limited to the greater of (i) fifteen percent (15%) of the Base Rent due for such month, or (ii) the minimum amount required to fully amortize the unpaid portion of Landlord's Share (together with interest thereon in accordance with this Section 10) over the remaining Term of the Lease. In the event of a dispute between Landlord and Tenant regarding Landlord's Share or Tenant's offset right pursuant to this Section 10, such dispute shall be submitted to arbitration in accordance with Section 17.12 of this Lease, below. In no event shall the Premises be used for any of the Prohibited Uses set forth on Exhibit F attached hereto. Tenant shall not commit waste, overload the floors or structure of the Premises, subject the Premises or the Project to any use which would damage the same or increase the risk of loss or violate any insurance coverage, permit any unreasonable odors, smoke, dust, gas, substances, noise or vibrations to emanate from the Premises, take any action which would constitute a nuisance or would disturb, obstruct or endanger any other tenants of the Project, take any action which would abrogate any warranties, or use or allow the Premises to be used for any unlawful purpose. Landlord shall not be liable to Tenant nor shall this Lease be affected if any parking is impaired by moratorium, initiative, referendum or regulation. Landlord shall not be responsible for non-compliance by any other tenant or occupant of the Project with any of the CC&Rs or any other terms or provisions of such tenant's or occupant's lease, provided that Landlord shall use its commercially reasonable, good faith efforts to enforce the Project CC&Rs and applicable lease provisions in a fair and non-discriminatory manner as to all tenants and occupants of the Project. Tenant shall promptly comply with the reasonable requirements of any board of fire insurance underwriters or other similar body now or hereafter constituted. Tenant shall not do any act which shall in any way encumber the title of Landlord in and to the Premises or the Project.

11.  ENVIRONMENTAL MATTERS.
     ---------------------

     11.1  Hazardous Materials. Tenant shall not cause nor permit, nor allow any
           -------------------
of Tenant's employees, agents, customers, visitors, invitees, licensees, contractors, assignees or subtenants (collectively, "Tenant's Parties") to cause or permit, any "Hazardous Materials," as that term is defined below, to be brought upon, stored, manufactured, generated, blended, handled, recycled, treated, disposed or used on, under or about the Premises or the Project, except for customary use or presence of such Hazardous Materials during construction, alteration or repair of the Premises and for routine office and janitorial supplies in usual and customary quantities stored, used and disposed of in accordance with all applicable "Environmental Laws," as that term is defined below. As used herein, "Hazardous Materials" means any chemical, substance, material, controlled substance, object, condition, waste living organism or combination thereof which is or may be hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum and petroleum products, asbestos, radon, polychlorinated biphenyls (PCBs), refrigerants (including those substances defined in the Environmental Protection Agency's "Refrigerant Recycling Rule," as amended from time to time) and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes, living organisms or combinations thereof which are now or become in the future listed, defined or regulated in any manner by any Environmental Law based upon, directly or indirectly, such properties or effects. As used herein, "Environmental Laws" means any and all federal, state or local environmental, health and/or safety-related laws, regulations, standards, decisions of courts, ordinances, rules, codes, orders, decrees, directives, guidelines, permits or permit conditions, currently existing and as amended, enacted, issued or adopted in the future which are or become applicable to Tenant, the Premises, the Building, or the Project. Tenant and Tenant's Parties shall comply with all Environmental Laws and promptly notify Landlord of the violation of any Environmental Law or presence of any Hazardous Materials, other than as permitted above, on the Premises. Landlord shall have the right, upon advance written notice of at least two business days, to enter upon and inspect the Premises during normal business hours and to conduct tests, monitoring and investigations provided that such inspection, testing, monitoring and investigating does not unreasonably disturb Tenant's normal use of the Premises. If such tests indicate the presence of any environmental condition which first occurred during the Term of this Lease, Tenant shall reimburse Landlord for the cost of conducting such tests. The phrase "environmental condition" shall mean any adverse condition relating to any Hazardous Materials or the environment, including surface water, groundwater, drinking water supply, land, surface or subsurface strata or the ambient air and includes air, land and water pollutants, noise, vibration, light and odors. In the event of any such environmental condition which first occurred during the Term of this Lease, Tenant shall promptly take any and all steps necessary to rectify the same to Landlord's reasonable satisfaction or shall, at Landlord's election, reimburse Landlord, upon demand, for the cost to Landlord of performing rectifying work. The reimbursement shall be paid to Landlord in advance of Landlord's performing such work, based upon Landlord's reasonable estimate of the cost thereof; and upon completion of such work by Landlord, Tenant shall pay to Landlord any shortfall within thirty (30) days after Landlord bills Tenant therefore or Landlord shall within thirty (30) days refund to Tenant any excess deposit, as the case may be. In the event of any environmental condition which first occurred prior to the Term of this Lease, Landlord shall promptly take any and all steps necessary to rectify the same to Tenant's reasonable satisfaction at Landlord's sole cost and expense.

     11.2  Indemnification.
           ---------------

           11.2.1 Tenant shall indemnify, protect, defend (by counsel reasonably acceptable to Landlord) and hold harmless Landlord and Landlord's Parties from and against any and all claims, judgments, causes of action, damages, penalties, fines, taxes, costs, liabilities, losses and expenses arising at any time during or after the Term as a result (directly or indirectly) of or in connection with (a) Tenant's and/or Tenant's Parties' breach of any prohibition or provision of the preceding section, or (b) the presence of Hazardous Materials on, under or about the Premises or other property as a result (directly or indirectly) of Tenant's and/or Tenant's Parties' activities, or failure to act, in connection with the Premises. This indemnity shall include the cost of any required or necessary repair, cleanup or detoxification, and the preparation and implementation of any closure, monitoring or other required plans, whether such action is required or necessary prior to or following the termination of this Lease. Neither the written consent by Landlord to the presence of Hazardous Materials on, under or about the Premises, nor the strict compliance by Tenant with all Environmental Laws, shall excuse Tenant from Tenant's obligation of indemnification pursuant hereto. Tenant's obligations pursuant to the foregoing indemnity shall survive the termination of this Lease.

          11.2.2 Landlord shall indemnify, protect, defend (by counsel reasonably acceptable to Tenant) and hold harmless Tenant and Tenant's Parties from and against any and all claims, judgments, causes of action, damages, penalties, fines, taxes, costs, liabilities, losses and expenses arising at any time during or after the Term as a result (directly or indirectly) of or in connection with the presence of Hazardous Materials on, under or about the Premises or other property as a result (directly or indirectly) of any action, event or condition occurring or existing prior to the Commencement Date, other than as a result (directly or indirectly) of Tenant's and/or Tenant's Parties' activities, or failure to act, in connection with the Premises. This indemnity shall include the cost of any required or necessary repair, cleanup or detoxification, and the preparation and implementation of any closure, monitoring or other required plans, whether such action is required or necessary prior to or following the termination of this Lease. Landlord's obligations pursuant to the foregoing indemnity shall survive the termination of this Lease.

12.  DAMAGE AND DESTRUCTION.
     ----------------------

     If the Improvements should be damaged or destroyed by fire or other casualty, Tenant shall give immediate written notice to Landlord. Except as otherwise provided in this Article 12, Tenant shall be obligated to repair all damage to the Improvements, any alterations made by Tenant and Tenant's Property existing as of the date of the damage (collectively, the "Existing Improvements"), regardless of whether or not such Existing Improvements are covered in full or in part by any insurance carried or required to be carried by Landlord or Tenant under this Lease and regardless of the length of time which will be required to complete such repairs. Notwithstanding the foregoing, Tenant may elect not to rebuild or restore the Existing Improvements or any portion of the Premises, and instead elect to terminate this Lease in accordance with this
Article 12 by written notice (a "Tenant Termination Notice") delivered to Landlord within thirty (30) days following the date of the damage, in which event this Lease shall terminate as of the date specified in such Tenant Termination Notice, which date shall not be less than sixty (60) days nor more than ninety (90) days after the date Landlord receives such Tenant Termination Notice; provided, however, Tenant may terminate this Lease pursuant to a Tenant Termination Notice only if the Building shall be damaged and if Tenant's contractor has determined, and Tenant has specified in its Tenant Termination Notice, that one or more of the following conditions is present: (i) repairs cannot reasonably be completed within one hundred eighty (180) days after the issuance of all necessary permits by the appropriate governmental authority, and Landlord has not objected to such determination by written notice to Tenant within thirty (30) days after the date Landlord receives such Tenant Termination Notice, provided that Landlord may so object only if, in the reasonable judgment of a contractor reasonably selected by Landlord, repairs can be completed within one hundred eighty (180) days after the issuance of all necessary permits by the appropriate governmental authority; or (ii) the damage or condition arising as a result of such damage is not fully covered by the insurance carried or required to be carried by Landlord and Tenant under this Lease and the amount not covered by such insurance (including the amount of any deductibles) (the "Shortfall Amount") is greater than an amount (the "Tenant Contribution") equal to One Million and No/100 Dollars ($1,000,000.00), Tenant has specified the Shortfall Amount in its Tenant Termination Notice, and Landlord has not notified Tenant in writing within thirty (30) days after the date Landlord receives such Tenant Termination Notice that Landlord will fund an amount (the "Landlord Difference") equal to the difference between the Shortfall Amount less the Tenant Contribution on a progress payment basis, which progress payments shall be made by Landlord only after exhaustion of any available insurance proceeds and the Tenant Contribution which shall be funded by Tenant, provided that if Landlord elects to fund the Landlord Difference and if the Landlord Difference exceeds an amount equal to One Million and No/100 Dollars ($1,000,000.00), then Landlord shall provide security for Landlord's obligation to pay the Landlord Difference, which security shall be reasonably acceptable to Tenant. In the event that neither of the conditions specified in items (i) or (ii) of this Section 12 are present, Tenant shall not have the right to terminate this Lease pursuant to the terms of this Section 12 and any Tenant Termination Notice shall be null and void. If Tenant terminates this Lease pursuant to this Section 12, the Rent shall be apportioned and paid to the date of termination Prior to commencing any repairs, Tenant shall submit to Landlord, for Landlord's reasonable approval, any plans and specifications in connection with such repairs. Landlord shall disburse to Tenant the insurance proceeds received by Landlord for the Improvements from Landlord's insurance carrier during the repair to the Improvements pursuant to Landlord's reasonable disbursement process. In no event will Tenant be entitled to any abatement of Rent payable hereunder even if Tenant must vacate all or a portion of the Premises during such repair of the Existing Improvements, except to the extent of any loss of rent insurance proceeds actually recovered by Landlord. The provisions of this Lease, including this Article 12, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises or Improvements, and any statute or regulations of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or to any damage or destruction to all or any part of the Premises or the Improvements.

13.  EMINENT DOMAIN.
     --------------

     13.1  Total Condemnation.  If all of the Premises is condemned by eminent
           ------------------
domain, inversely condemned or sold under threat of condemnation for any public or quasi-public use or purpose ("Condemned"), this Lease shall terminate as of the earlier of the date the condemning authority takes title to or possession of the Premises, and Rent shall be adjusted to the date of termination.

     13.2  Partial Condemnation.
           --------------------

           13.2.1  Use of Premises Materially Impaired. If any portion of the
                   -----------------------------------
Premises is Condemned and such partial condemnation materially impairs Tenant's ability to use the Premises for Tenant's business, Landlord shall have the option of either (i) relocating Tenant to comparable and contiguous space within the Project, provided that Landlord shall pay the reasonable moving and other relocation expenses of Tenant incidental to the substitution of the Premises, or
(ii) terminating this Lease as of the earlier of the date title vests in the condemning authority or as of the date an order of immediate possession is issued and Rent shall be adjusted to the date of termination. Landlord shall notify Tenant in writing of Landlord's election within ten (10) business days after the date of such partial condemnation giving rise to Landlord's option; Landlord's failure to notify Tenant in a timely manner shall be deemed to be an election to terminate this Lease.

           13.2.2  Use of Premises Not Materially Impaired. If such partial
                   ---------------------------------------
condemnation does not materially impair Tenant's ability to use the Premises for the business of Tenant, Landlord shall, except as provided in the following sentence, promptly restore the Premises, excluding the portion thereof lost in such condemnation, and this Lease shall continue in full force and effect except that after the date of such title vesting Rent shall be equitably adjusted. Notwithstanding the preceding sentence, Landlord may elect not to rebuild or restore the Premises, and instead elect to terminate this Lease in accordance with this Section 13.2 by written notice (a "Landlord Termination Notice") delivered to Tenant within thirty (30) days following the date of such partial condemnation, in which event this Lease shall terminate as of the date specified in such Landlord Termination Notice which date shall not be less than sixty (60) days nor more than ninety (90) days after the date Tenant receives such Landlord Termination Notice; provided, however, Landlord may terminate this Lease pursuant to a Landlord Termination Notice only if the Premises shall be partially condemned and if Landlord's contractor has determined, and Landlord has specified in its Landlord Termination Notice, that the cost to restore the Premises is not fully covered by the award to which Landlord is entitled pursuant to Section 13.3, below, and the amount not covered by such award (the "Condemnation Shortfall Amount") is greater than an amount equal to One Million and No/100 Dollars ($1,000,000.00) on the date of such partial condemnation (the "Landlord Contribution"), Landlord has specified its reasonable estimate of the Condemnation Shortfall Amount in its Landlord Termination Notice, and Tenant has not notified Landlord in writing within thirty (30) days after the date Tenant receives such Landlord Termination Notice that Tenant will fund an amount (the "Tenant Difference") equal to the difference between the Condemnation Shortfall Amount less the Landlord Contribution on a progress payment basis, which funding shall be made by Tenant only after exhaustion of any such award and the Landlord Contribution, provided that if Tenant elects to fund the Tenant Difference and if the Tenant Difference exceeds an amount equal to One Million and No/100 Dollars ($1,000,000.00), then Tenant shall provide security for Tenant's obligation to pay the Tenant

Difference, which security shall be reasonably acceptable to Landlord. In the event that the foregoing condition is not present, Landlord shall not have the right to terminate this Lease for a partial condemnation which does not materially impair Tenant's ability to use the Premises and any Landlord Termination Notice shall be null and void.

     13.3  Award. If the Premises are wholly or partially, but permanently,
           -----
Condemned, Landlord shall be entitled to the entire award paid for such condemnation, and Tenant waives any claim to any part of the award from Landlord or the condemning authority; provided, however, Tenant shall have the right to recover from the condemning authority such compensation as may be separately awarded to Tenant in connection with damage to Tenant's Property or costs in moving Tenant's Property to a new location. No condemnation of any kind shall be construed to constitute an actual or constructive eviction of Tenant or a breach of any express or implied covenant of quiet enjoyment. Each party waives the provisions of California Code of Civil Procedure Section 1265.130 allowing either party to petition the court to terminate this Lease in the event the Premises are Condemned.

     13.4  Temporary Condemnation. In the event of a temporary condemnation not
           ----------------------
extending beyond the Term, this Lease shall remain in effect, Tenant shall continue to pay Rent and Tenant shall receive any award made for such condemnation except damages to any of Landlord's property. If a temporary condemnation is for a period which extends beyond the Term, this Lease shall terminate as of the date of initial occupancy by the condemning authority and any such award shall be distributed in accordance with the preceding section. If a temporary condemnation remains in effect at the expiration or earlier termination of this Lease, Tenant shall pay Landlord the reasonable cost of performing any obligations required of Tenant with respect to the surrender of the Premises.

14.  DEFAULT.
     -------

     14.1  Events of Defaults. The occurrence of any of the following events
           ------------------
shall, at Landlord's option, constitute an "Event of Default":

           14.1.1 Failure to pay Rent, Real Property Taxes and/or any other monetary amount due under this Lease on the date when due and the failure continuing for a period of five (5) days after the date on which Tenant receives written notice from Landlord of such delinquent payment;

           14.1.2 Failure to perform Tenant's material covenants and obligations hereunder (except default in the payment of Rent) where such failure continues for a period of thirty (30) days after written notice from Landlord; provided, however, if the nature of the default is such that more than thirty
(30) days are reasonably required for its cure, Tenant shall not be deemed to be in default if Tenant commences the cure within the thirty (30) day period and diligently prosecutes such cure to completion; or

           14.1.3 The making of a general assignment by Tenant for the benefit of creditors; the filing of a voluntary petition by Tenant or the filing of an involuntary petition by any of Tenant's creditors seeking the rehabilitation liquidation or reorganization of Tenant under any law relating to bankruptcy, insolvency or other relief of debtors and, in the case of an involuntary action, the failure to remove or discharge the same within ninety (90) days of such filing; the appointment of a receiver or other custodian to take possession of substantially all of Tenant's assets or this leasehold; Tenant's insolvency or inability to pay Tenant's debts or failure generally to pay Tenant's debts when due; any court entering a decree or order directing the winding up or liquidation of Tenant or of substantially all of Tenant's assets; Tenant taking any action toward the dissolution or winding up of Tenant's affairs; the cessation or suspension of Tenant's use of the Premises; or the attachment, execution or other judicial seizure of substantially all of Tenant's assets or this leasehold; or

           14.1.4 The making of any material misrepresentation or omission by Tenant or any successor in interest of Tenant in any materials delivered by or on behalf of Tenant to Landlord or Landlord's lender prior to the effective date of this Lease upon which Landlord or Landlord's lender relied in order to proceed with renting the Premises to Tenant or to make any loans, as the case may be.

     14.2  Remedies.
           --------

          14.2.1  Termination. In the event of the occurrence of any Event of
                  -----------
Default, Landlord shall have the right to give a written termination notice to Tenant (which notice may be the notice given under Section 14.1 above, if applicable, and which notice shall be in lieu of any notice required by California Code of Civil Procedure Section 1161, et seq.) and, on the date specified in such notice (which date shall be at least three business days after the day on which Tenant receives such notice), this Lease shall terminate unless on or before such specified date all arrears of Rent and all other sums payable by Tenant under this Lease and all costs and expenses incurred by or on behalf of Landlord hereunder shall have been paid by Tenant and all other Events of Default at the time existing shall have been fully remedied to the satisfaction of Landlord.

                  14.2.1.1 Repossession. Following termination, without
                           ------------
prejudice to other remedies Landlord may have, Landlord may (i) peaceably re-enter the Premises upon voluntary surrender by Tenant or remove Tenant therefrom and any other persons occupying the Premises, using such legal proceedings as may be available; (ii) repossess the Premises or relet the Premises or any part thereof for such term (which may be for a term extending beyond the Term), at such rental and upon such other terms and conditions as Landlord in Landlord's sole discretion shall determine, with the right to make reasonable alterations and repairs to the Premises; and (iii) remove all personal property therefrom.

                  14.2.1.2 Unpaid Rent. Landlord shall have all the rights and
                           -----------
remedies of a landlord provided by applicable law, including the right to recover from Tenant: (a) the worth, at the time of award, of the unpaid Rent that had been earned at the time of termination, (b) the worth, at the time of award, of the amount by which the unpaid Rent that would have been earned after the date of termination until the time of award exceeds the amount of loss of rent that Tenant proves could have been reasonably avoided, (c) the worth, at the time of award, of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided, and (d) any other amount, and court costs, necessary to compensate Landlord for all detriment proximately caused by Tenant's default. The phrase "worth, at the time of award," as used in (a) and
(b) above, shall be computed at the Applicable Interest Rate, and as used in (c) above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

          14.2.2  Continuation. Even though an Event of Default may have
                  ------------
occurred, this Lease shall continue in effect for so long as Landlord does not terminate Tenant's right to possession; and Landlord may enforce all of Landlord's rights and remedies under this Lease, including the remedy described in California Civil Code Section 1951.4 (lessor may continue Lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations) to recover Rent as it becomes due. Landlord, without terminating this Lease, may, during the period Tenant is in default, enter the Premises and relet the same, or any portion thereof, to third parties for Tenant's account and Tenant shall be liable to Landlord for all costs Landlord incurs in reletting the Premises, including, without limitation, brokers' commissions, expenses of remodeling the Premises and like costs. Reletting may be for a period shorter or longer than the remaining Term. Tenant shall continue to pay the Rent on the date the same is due. No act by Landlord hereunder, including acts of maintenance, preservation or efforts to lease the Premises or the appointment of a receiver upon application of Landlord to protect Landlord's interest under this Lease, shall terminate this Lease unless Landlord notifies Tenant that Landlord elects to terminate this Lease. In the event that Landlord elects to relet the Premises, the rent that Landlord receives from reletting shall be applied to the payment of, first, any indebtedness from Tenant to Landlord other than Base Rent and operating expenses and Real Property Taxes; second, all costs, including maintenance, incurred by Landlord in reletting; and, third, Base Rent and operating expenses and Real Property Taxes under this Lease. After deducting the payments referred to above, any sum remaining from the rental Landlord receives from reletting shall be held by Landlord and applied in payment of future Rent as Rent becomes due under this Lease. In no event, and notwithstanding anything in Article 15 to the contrary, shall Tenant be entitled to any excess rent received by Landlord. If, on the date Rent is due under this Lease, the rent received from the reletting is less than the Rent due on that date, Tenant shall pay to Landlord, in addition to the remaining Rent due, all costs, including maintenance, which Landlord incurred in reletting the Premises that remain after applying the rent received from reletting as provided hereinabove. So long as this Lease is not terminated, Landlord shall have the right, but not the obligation, to remedy any default of Tenant, to maintain or improve the Premises, to cause a receiver to be appointed to administer the Premises and new or existing subleases and to add to the Rent payable hereunder all of Landlord's reasonable costs in so doing, with interest at the Applicable Interest Rate from the date of such expenditure.

     14.3  Cumulative. Each right and remedy of Landlord provided for herein or
           ----------
now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and shall not preclude Landlord from exercising any other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity, by statute or otherwise. No payment by Tenant of a lesser amount than the Rent nor any endorsement on any check or letter accompanying any check or payment as Rent shall be deemed an accord and satisfaction of full payment of Rent; and Landlord may accept such payment without prejudice to Landlord's right to recover the balance of such Rent or to pursue other remedies.

15.  ASSIGNMENT AND SUBLETTING.
     -------------------------

     Tenant acknowledges that the economic concessions and rental rates set forth in this Lease were negotiated by Landlord and Tenant in consideration of, and would not have been granted by Landlord but for (i) the high quality, first class, reputation of Tenant, (ii) the financial strength of Tenant, and (iii) the specific nature of the leasehold interest granted to Tenant hereunder, as such interest is limited and defined by various provisions throughout this Lease, including, but not limited to, the provisions of this Article 15 which define and limit the transferability of such leasehold interest. Accordingly, based upon the foregoing, Landlord and Tenant have agreed to the provisions of this Article 15, and have agreed that Tenant shall not have the right to assign, transfer, mortgage or otherwise encumber this Lease or sublet or rent (or permit a third party to occupy or use) (collectively, a "Transfer") the Premises, or any part thereof, nor shall any Transfer of this Lease or the right of occupancy be effected by operation of law or otherwise, without first procuring the prior written consent of Landlord which consent shall not be unreasonably withheld by Landlord; provided, however, that the parties hereby agree that it shall be deemed to be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where, without limitation as to other reasonable grounds for withholding consent: (i) the transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Project; (ii) the transferee is either a governmental agency or instrumentality thereof (A) which is that of a foreign country, (B) which is of a character or reputation, is engaged in business, or is of, or is associated with, a political orientation or faction, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of a comparable building located in the vicinity of the Project or (C) which is capable of exercising the power of eminent domain or condemnation; (iii) the transferee's intended use of the Premises is inconsistent with the Permitted Uses; (iv) the transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under this Lease on the date consent is requested; or (v) Tenant is in default of this Lease. The merger of Tenant with any other entity or the transfer of any controlling or managing ownership or beneficial interest in Tenant, or the assignment of all or substantially all of the assets of Tenant, whether or not located at the Premises, shall not constitute a Transfer hereunder, provided that the surviving entity (a "Survivor") is not materially financially weaker than Tenant was as of the day preceding the effective date of the merger, transfer or assignment. Landlord and Tenant agree that a merger, transfer or assignment to a Survivor which Survivor is materially financially weaker than Tenant was as of the day preceding the effective date of such merger, transfer or assignment shall constitute a Transfer hereunder and shall require the prior written consent of Landlord in accordance with this Article 15. Tenant shall have the right to assign this Lease or sublet any or all of the Premises to any person or entity controlled by, under common control with or controlling Tenant (an "Affiliate"), provided that Tenant remains primarily liable for the obligations of such Affiliate to Landlord incurred directly in connection with such assignment or subletting. If Tenant desires to Transfer this Lease or all or any portion of the Premises to any person or entity which is not an Affiliate, then Tenant shall give Landlord written notice thereof with copies of all related documents and agreements associated with the proposed Transfer, including without limitation, the financial statements of any proposed assignee or subtenant, forty five (45) days prior to the anticipated effective date of the proposed Transfer. Tenant shall pay Landlord's reasonable attorneys' fees and costs incurred in the review of such documentation plus an administrative fee of Three Hundred Fifty and No/100 Dollars ($350.00) for each proposed Transfer. Landlord shall not unreasonably fail to approve any proposed Transfer, and Landlord shall have a period of thirty (30) days following receipt of such notice and all related documents and agreements to notify Tenant in writing of Landlord's approval or disapproval of the proposed Transfer. If Landlord fails to notify Tenant in writing of such election, then Tenant shall deliver a second notice requesting such approval of the proposed Transfer. If Landlord fails to notify Tenant in writing of such election within five (5) business days following the receipt of such second notice, then Landlord shall be deemed to have approved such Transfer. This Lease may not be assigned by operation of law except in accordance with the provisions of this Article 15. Any purported Transfer contrary to the provisions hereof shall be void and shall constitute an Event of Default hereunder. If Tenant receives rent or other consideration for any such transfer in excess of the Rent, or in case of the sublease of a portion of the Premises, in excess of such Rent that is fairly allocable to such portion, after appropriate adjustments to assure that all other payments required hereunder are appropriately taken into account, Tenant shall pay Landlord fifty percent (50%) of any "Transfer Premium," as that term is defined below. "Transfer Premium" shall mean all rent, additional rent or other consideration payable by a transferee to Tenant or on behalf of Tenant in connection with a Transfer in excess of the Rent payable by Tenant under this Lease during the term of such Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with such Transfer,
(ii) any brokerage commissions in connection with such Transfer, (iii) legal fees reasonably incurred in connection with such Transfer, and (iv) any other "out-of-pocket" monetary concessions (including, but not limited to, improvement allowances, remodeling or decorating costs), costs and expenses reasonably incurred in connection with such Transfer. Landlord may, without waiving any rights or remedies, collect rent from the assignee, subtenant or occupant and apply the net amount collected to the Rent herein reserved and apportion any excess rent so collected in accordance with the terms of the preceding sentence. Tenant shall continue to be liable as a principal and not as a guarantor or surety to the same extent as though no Transfer had been made. Landlord may consent to subsequent Transfers of this Lease or amendments or modifications to the Lease by assignees of Tenant without notifying Tenant or any successor of Tenant and without obtaining their consent. No permitted Transfer shall be effective until there has been delivered to Landlord a counterpart of the Transfer instrument in which the transferee agrees to be and remain jointly and severally liable with Tenant for the payment of Rent pertaining to the Premises and for the performance of all the terms and provisions of this Lease relating thereto arising on or after the date of the Transfer.

16.  ESTOPPEL, ATTORNMENT AND SUBORDINATION.
     --------------------------------------

     16.1  Estoppel. Within ten (10) days after request by Landlord, Tenant
           --------
shall deliver an estoppel certificate duly executed (and acknowledged if required by any lender), in the form attached hereto as Exhibit G, or in such other form as may be acceptable to the lender, which form may include some or all of the provisions contained in Exhibit G, and modified by Tenant as necessary to make such estoppel certificate factually correct, to any proposed mortgagee, purchaser or Landlord. Tenant's failure to deliver said statement in such time period shall be an Event of Default hereunder and shall be conclusive upon Tenant that (a) this Lease is in full force and effect, without modification except as may be represented by Landlord; (b) there are no uncured defaults in Landlord's performance and Tenant has no right of offset, counterclaim or deduction against Rent hereunder; and (c) no more than one month's Base Rent has been paid in advance. If any financier should require that this Lease be amended (other than in the description of the Premises, the Term, the Permitted Use, the Rent, other economic terms or conditions or as will substantially and adversely affect the rights of Tenant), Landlord shall give written notice thereof to Tenant, which notice shall be accompanied by a Lease supplement embodying such amendments providing that Landlord shall reimburse Tenant for all costs or expenses incurred by Tenant in connection with such amendment. Tenant shall, within twenty (20) days after the receipt of Landlord's notice, execute and deliver to Landlord the tendered Lease supplement.

     16.2  Subordination. At Landlord's option and subject to Tenant's receipt
           -------------
of a commercially reasonable non-disturbance agreement, in a form and containing terms typically required by institutional lenders who make loans secured by real property similar to the Premises, this Lease shall be subordinate to any mortgage, deed of trust or any other hypothecation for security now or later placed upon the Premises and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. However, if any mortgagee or trustee shall elect to cause this Lease to be prior to the lien of its mortgage or deed of trust, and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such mortgage or deed of trust, whether this Lease is dated prior or subsequent to the date of said mortgage or deed of trust or the date of recording thereof. Tenant agrees to execute any documents in addition to this Lease which may be required to effectuate such subordination or to make this Lease prior to the lien of any mortgage or deed of trust, as the case may be, and failing to do so within ten (10) days after written demand, does hereby make, constitute and irrevocably appoint Landlord as Tenant's attorney-in-fact and in Tenant's name, place and stead, to do so.

     16.3  Attornment. In the event of a foreclosure proceeding, the exercise of
           ----------
the power of sale under any mortgage or deed of trust or the termination of a ground lease, Tenant shall, if requested, attorn to the purchaser thereupon and recognize such purchaser as Landlord under this Lease; provided, however, Tenant's obligation to attorn to such purchaser shall be conditioned upon Tenant's receipt of a commercially reasonable non-disturbance agreement, in a form and containing terms typically required by institutional lenders who make loans secured by real property similar to the Premises.

17.  MISCELLANEOUS.
     -------------

     17.1  General.
           -------

           17.1.1   Entire Agreement. This Lease sets forth all the agreements
                    ----------------
between Landlord and Tenant concerning the Premises; and there are no agreements either oral or written other than as set forth herein.

           17.1.2   Time of Essence. Time is of the essence of this Lease.
                    ---------------

           17.1.3   Attorneys' Fees. In any action or proceeding which either
                    ---------------
party brings against the other to enforce its rights hereunder, the unsuccessful party shall pay all third-party, out-of-pocket costs incurred by the prevailing party, including reasonable attorneys' fees, which amounts shall be a part of the judgment in said action or proceeding.

           17.1.4   Severability. If any provision of this Lease or the
                    ------------
application of any such provision shall be held by a court of competent jurisdiction to be invalid, void or unenforceable to any extent, the remaining provisions of this Lease and the application thereof shall remain in full force and effect and shall not be affected, impaired or invalidated.

           17.1.5   Law. This Lease shall be construed and enforced in
                    ---
accordance with the laws of the State of California.

           17.1.6   No Option. Submission of this Lease to Tenant for
                    ---------
examination or negotiation does not constitute an option to lease, offer to lease or a reservation of, or option for, the Premises; and this document shall become effective and binding only upon the execution and delivery hereof by Landlord and Tenant.

           17.1.7   Successors and Assigns. This Lease shall be binding upon and
                    ----------------------
inure to the benefit of the successors and assigns of Landlord and, subject to compliance with the terms of Article 15, Tenant.

           17.1.8   Third Party Beneficiaries. Nothing herein is intended to
                    -------------------------
create any third party benefit.

           17.1.9   Memorandum of Lease. Tenant shall not record this Lease or a
                    -------------------
short form memorandum hereof without Landlord's prior written consent which Landlord can withhold in its reasonable discretion.

           17.1.10  Agency, Partnership or Joint Venture. Nothing contained
                    ------------------------------------
herein nor any acts of the parties hereto shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture by the parties hereto or any relationship other than the relationship of landlord and tenant.

           17.1.11  Merger. The voluntary or other surrender of this Lease by
                    ------
Tenant or a mutual cancellation thereof or a termination by Landlord shall not work a merger and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.

           17.1.12  Headings. Article and section headings have been inserted
                    --------
solely as a matter of convenience and are not intended to define or limit the scope of any of the provisions contained therein.

     17.2  Signs. All signs and graphics of every kind visible in or from public
           -----
view or corridors or the exterior of the Premises, including, without limitation, the location, quality, design, style, lighting and size thereof, shall be subject to Landlord's reasonable prior written approval and shall be subject to any applicable governmental laws, ordinances, and regulations, and the CC&Rs, and in compliance with Landlord's signage program as consistently applied to all tenants and occupants of the Project. Tenant shall remove all such signs and graphics prior to the termination of this Lease. Such installations and removals shall be made in such manner as to avoid injury or defacement of the Premises; and Tenant shall repair any injury or defacement, including without limitation, discoloration caused by such installation or removal. Subject to the terms and conditions of this Section 17.2 and the Work Letter, Landlord acknowledges and agrees that Landlord, at Tenant's request and as part of Landlord's construction of the Tenant Improvements (as defined in the Work Letter) in accordance with the Work Letter, shall install parapet and/or monument signage visible from the exterior of the Building, the cost of which parapet and/or monument signage shall be included in the cost of the Tenant Improvements. All signage rights granted to Tenant under this Lease are personal to the Original Tenant, and may not be assigned or transferred without Landlord's prior written consent, which consent Landlord may withhold in its sole discretion; provided however that Tenant may assign or transfer its signage rights under this Lease to a Survivor or an Affiliate, provided that such Survivor or Affiliate does not have an "Objectionable Name," as that term is defined below. Should the name of the Original Tenant be legally changed to another name, or should Original Tenant assign this Lease to a Survivor or an Affiliate, Tenant shall be entitled to modify, at Tenant's sole cost and expense, Tenant's signage to reflect Tenant's new name, but only if Tenant's new name is not an Objectionable Name. As used in this Lease, "Objectionable Name" shall mean any name which relates to an entity which is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of comparable buildings in the vicinity of the Project, taking into consideration the level and visibility of signage rights inherent in Tenant's signs.

     17.3  Waiver. No waiver of any default or breach hereunder shall be implied
           ------
from any omission to take action on account thereof, notwithstanding any custom and practice or course of dealing. No waiver by either party of any provision under this Lease shall be effective unless in writing and signed by such party. No waiver shall affect any default other than the default specified in the waiver and then such waiver shall be operative only for the time and to the extent therein stated. Waivers of any covenant shall not be construed as a waiver of any subsequent breach of the same.

     17.4  Financial Statements. Tenant shall provide to Landlord, any lender
           --------------------
which has issued a loan commitment to Landlord or any potential purchaser which has entered into a purchase and sale agreement with Landlord to purchase Landlord's fee interest in the Premises, within twenty (20) days after request,
(i) Tenant's most recent Annual Financial Statement, provided that the Annual Financial Statement for Tenant's immediately preceding fiscal year shall be available within ninety (90) days after the last day thereof, and (ii) Tenant's most recent Quarterly Financial Statement, provided that the Quarterly Financial Statement for Tenant's immediately preceding fiscal quarter shall be available within sixty (60) days after the last day thereof, together with such other financial information or tax returns as may be reasonably required by Landlord, purchaser or any lender of either.

     17.5  Limitation of Liability. The obligations of Landlord under this Lease
           -----------------------
are not personal obligations of the individual partners, directors, officers, shareholders, members, agents or employees of Landlord or Landlord's Parties; and Tenant shall look solely to the greater of (i) Landlord's equity interest in the Premises or (ii) One Million and No/100 Dollars ($1,000,000.00) for satisfaction of any liability of Landlord and shall not otherwise look to any other assets of Landlord or Landlord's Parties nor shall Tenant seek recourse against the assets of the individual partners, directors, officers, shareholders, members, agents or employees of Landlord or Landlord's Parties. Whenever Landlord transfers its interest in the Premises and in this Lease, Landlord shall be automatically released from further performance under this Lease and from all further liabilities and expenses hereunder arising after the effective date of such transfer upon the transferee's agreement to assume all liabilities and obligations of Landlord hereunder arising from the effective date of such transfer and Tenant shall attorn to such transferee. Notwithstanding any contrary provision herein, neither Landlord nor Landlord's Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant's business, including but not limited to, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

     17.6  Notices. All notices to be given hereunder shall be in writing and
           -------
mailed postage prepaid by certified or registered mail, return receipt requested, or delivered by personal or courier delivery, or sent by facsimile (immediately followed by one of the preceding methods), to Landlord's Address and Tenant's Address, or to such other place as Landlord or Tenant may designate in a written notice given to the other party. Notices shall be deemed served upon the earlier of receipt or three (3) days after the date of mailing.

     17.7  Brokerage Commission. Landlord shall pay a brokerage commission to
           --------------------
Broker in accordance with a separate agreement between Landlord and Broker. Each of Landlord and Tenant warrant to the other party that its sole contact with the other party or with the Premises in connection with this transaction has been directly with the other party and Broker, and that no other broker or finder can properly claim a right to a commission or a finder's fee based upon contacts between the claimant and Tenant or Landlord, as the case may be. Tenant agrees to indemnify and hold Landlord harmless from any claims or liability, including reasonable attorneys' fees, in connection with a claim by any person (other than Broker) for a real estate broker's commission, finder's fee or other compensation based upon any statement, representation or agreement of Tenant, and Landlord agrees to indemnify and hold Tenant harmless from any such claims or liability, including reasonable attorneys' fees, based upon any statement, representation or agreement of Landlord.

     17.8  Authorization. Each individual executing this Lease on behalf of
           -------------
Tenant and Landlord represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of Tenant or Landlord, as the case may be, and that such execution is binding upon Tenant or Landlord, as the case may be.

     17.9  Holding Over; Surrender.
           -----------------------

           17.9.1   Holding Over. If Tenant holds over the Premises or any part
                    ------------
thereof after expiration of the Term, such holding over shall, at Landlord's option, constitute a month to month tenancy, at a rent equal to one hundred twenty-five percent (125%) of the Base Rent in effect immediately prior to such holding over for the first two (2) months following the expiration or earlier termination of this Lease and thereafter at a rent equal to one hundred fifty percent (150%) of the Base Rent in effect immediately prior to such holding over, and shall otherwise be on all the other terms and conditions of this Lease. This paragraph shall not be construed as Landlord's permission for Tenant to hold over. Acceptance of Rent by Landlord following expiration or termination shall not constitute a renewal of this Lease or extension of the Term except as specifically set forth above. If Tenant fails to surrender the Premises upon expiration or earlier termination of this Lease, Tenant shall indemnify and hold Landlord harmless from and against all loss or liability resulting from or arising out of Tenant's failure to surrender the Premises, including, but not limited to, any amounts required to be paid to any tenant or prospective tenant who was to have occupied the Premises after the expiration or earlier termination of this Lease and any related attorneys' fees and brokerage commissions.

           17.9.2   Surrender. Except as otherwise provided in this Lease, upon
                    ---------
the termination of this Lease or Tenant's right to possession of the Premises, Tenant will surrender the Premises, together with all keys, in good condition and repair, reasonable wear and tear excepted. Conditions existing because of Tenant's failure to perform normal maintenance, repairs or replacements shall not be deemed "reasonable wear and tear."

     17.10 Joint and Several. If Tenant consists of more than one person, the
           -----------------
obligation of all such persons shall be joint and several.

     17.11 Covenants and Conditions. Each provision to be performed by Tenant
           ------------------------
hereunder shall be deemed to be both a covenant and a condition.

     17.12 Arbitration.
           -----------

           17.12.1. General Submittals to Arbitration. The submittal of all
                    ---------------------------------
matters to arbitration in accordance with the terms of this Section 17.12 is the sole and exclusive method, means and procedure to resolve any and all claims, disputes or disagreements arising under this Lease, including, but not limited to any matter relating to Landlord's failure to approve Transfer of Tenant's interest in the Lease under Article 15 of this Lease, any other defaults by Landlord, or any Event of Default or other defaults by Tenant, except for (i) all claims by either party which (A) seek anything other than enforcement of rights under this Lease, or (B) are primarily founded upon matters of fraud, willful misconduct, bad faith or any other allegations of tortious action, and seek the award of punitive or exemplary damages, (ii) all disputes in connection with the determination of the Extended Base Rent, which determination shall be made pursuant to Section 2.3.4, above, and (iii) claims relating to Landlord's exercise of any unlawful detainer rights pursuant to California law or rights or remedies used by Landlord to gain possession of the Premises or terminate Tenant's right of possession to the Premises, which disputes shall be resolved by suit filed in the Superior Court of Los Angeles County, California, the decision of which court shall be subject to appeal pursuant to applicable law. The parties hereby irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in strict, full, complete and timely accordance with the terms of this Section 17.12 and all attempts to circumvent the terms of this Section 17.12 shall be absolutely null and void and of no force or effect whatsoever. As to any matter submitted to arbitration (except with respect to the payment of money) to determine whether a matter would, with the passage of time, constitute an Event of Default, such passage of time shall not commence to run until any such affirmative arbitrated determination, as long as it is simultaneously determined in such arbitration that the challenge of such matter as a potential Event of Default was made in good faith. As to any matter submitted to arbitration with respect to the payment of money, to determine whether a matter would, with the passage of time, constitute a Event of Default, such passage of time shall not commence to run in the event that the party which is obligated to make the payment does in fact make the payment to the other party. Such payment can be made "under protest," which shall occur when such payment is accompanied by a good faith notice stating the reasons that the party has elected to make a payment under protest. Such protest will be deemed waived unless the subject matter identified in the protest is submitted to arbitration as set forth in this Section 17.12.

           17.12.2. JAMS. Any dispute to be arbitrated pursuant to the
                    ----
provisions of this Section 17.12 shall be determined by binding arbitration before a retired judge of the Superior Court of the State of California (the "Arbitrator") under the auspices of Judicial Arbitration & Mediation Services, Inc. ("JAMS"). Such arbitration shall be initiated by the parties, or either of them, within ten (10) days after either party sends written notice (the "Arbitration Notice") of a demand to arbitrate by registered or certified mail to the other party and to JAMS. The Arbitration Notice shall contain a description of the subject matter of the arbitration, the dispute with respect thereto, the amount involved, if any, and the remedy or determination sought. The parties may agree on a retired judge from the JAMS panel. If they are unable to promptly agree, JAMS will provide a list of three available judges and each party may strike one. The remaining judge (or if there are two, the one selected by JAMS) will serve as the Arbitrator. In the event that JAMS shall no longer exist or if JAMS fails or refuses to accept submission of such dispute, then the dispute shall be resolved by binding arbitration before the American Arbitration Association ("AAA") under the AAA's commercial arbitration rules then in effect.

           17.12.3. Arbitration Procedure.
                    ---------------------

                    17.12.3.1  Pre-Decision Actions. The Arbitrator shall
                               --------------------
schedule a pre-hearing conference to resolve procedural matters, arrange for the exchange of information, obtain stipulations, and narrow the issues. The parties will submit proposed discovery schedules to the Arbitrator at the pre-hearing conference. The scope and duration of discovery will be within the sole discretion of the Arbitrator. The Arbitrator shall have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses, and examination by deposition of parties and third-party witnesses. This discretion shall be exercised in favor of discovery reasonable under the circumstances.

                    17.12.3.2  The Decision. The arbitration shall be conducted
                               ------------
in Los Angeles, California. Any party may be represented by counsel or other authorized representative. In rendering a decision(s), the Arbitrator shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of California and the terms and provisions of this Lease. The Arbitrator's decision shall be based on the evidence introduced at the hearing, including all logical and reasonable inferences therefrom. The Arbitrator may make any determination, and/or grant any remedy or relief that is just and equitable. The decision must be based on, and accompanied by, a written statement of decision explaining the factual and legal basis for the decision as to each of the principal controverted issues. The decision shall be conclusive and binding, and it may thereafter be confirmed as a judgment by the Superior Court of the State of California, subject only to challenge on the grounds set forth in the California Code of Civil Procedure Sections 1285 et seq. and 1288 et seq. The validity and enforceability of the Arbitrator's decision is to be determined exclusively by the California courts pursuant to the provisions of this Lease. The Arbitrator may award costs, including without limitation attorneys' fees, and expert and witness costs, to the prevailing party, if any, as determined by the Arbitrator in his discretion. The Arbitrator's fees and costs shall be paid by the non-prevailing party as determined by the Arbitrator in his discretion. A party shall be determined by the Arbitrator to be the prevailing party if its proposal for the resolution of dispute is the closer to that adopted by the Arbitrator.

     17.13 Covenant of Quiet Enjoyment. Landlord covenants that Tenant, on
           ---------------------------
paying the Rent, charges for services and other payments herein reserved, and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained to be kept, observed and performed on the part of Tenant, shall, during the Term, peaceably and quietly have, hold and enjoy the Premises, subject to the terms, covenants, conditions, provisions and agreements hereof, without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

18.  SUBDIVISION.
     -----------

     18.1  Legal Parcel. The Land is not currently composed of a legal parcel.
           ------------
Landlord, at its sole cost and expense, shall undertake to obtain from the City of El Segundo or such other municipal or regulatory authority as may be appropriate (collectively, the "City") a lot line adjustment, parcel merger, or other modification under the Subdivision Map Act (the "Act") in order to subdivide the Project such that the Land shall be one (1) or more legal parcels (the "Subdivision"). Tenant shall cooperate in Landlord's efforts to effect the Subdivision. Landlord acknowledges and agrees that Tenant shall have the right to participate in any meetings between Landlord and the City regarding the Subdivision, provided that the City does not refuse to allow Tenant to participate therein. Upon the completion of the Subdivision, the new legal description for the Land shall be attached to this Lease as Exhibit A.
                                                            ---------

     18.2  Conditions to Subdivision. Landlord and Tenant acknowledge and agree
           -------------------------
that, in connection with Landlord's submittal to the City for the Subdivision, Landlord has requested a floor area ratio for the Project of 1.5:1. If, despite Landlord's commercially reasonable, good faith efforts, Landlord is unable to obtain the Subdivision in accordance with Section 18.1, above, or if Landlord discovers that, in connection with the Subdivision, the City will grant to Landlord a floor area ratio for the Project of less than 1.3:1, then Landlord may deliver a notice to Tenant (a "Subdivision Termination Notice") electing to terminate this Lease effective upon the date of such Subdivision Termination Notice (the "Subdivision Termination Date"), provided that Landlord shall deliver to Tenant concurrent with the Subdivision Termination Date cash, by cashier's check or by wire transfer of immediately available funds, in the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) (the "Subdivision Termination Fee"). A Subdivision Termination Notice must be delivered by Landlord to Tenant, if at all, not later than May 25, 1998. If the City is otherwise prepared to issue the Subdivision, then Landlord's inability to obtain a conditional use permit for a training facility proposed to be situated on a portion of the Project other than the Land shall not alone constitute an "inability to obtain the Subdivision" which would allow Landlord to terminate this Lease in accordance with this Section 18.2.

     18.3  Costs of Entitlements. If the cost of satisfying all off-site
           ---------------------
mitigation measures and exactions in connection with securing all necessary entitlements for the Project, exceeds Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) (the "Entitlement Cost Estimate"), then Landlord, at its sole cost and expense, shall pay all amounts in excess of the Entitlement Cost Estimate, which amounts shall not be included in Total Construction Costs except as set forth in this Section 18.3. Notwithstanding the foregoing, if the cost of securing all necessary entitlements for the Project, exceeds One Million and No/100 Dollars ($1,000,000) (the "Entitlement Cost Ceiling"), then Landlord shall pay all amounts in excess of the Entitlement Cost Estimate, provided that an amount equal to twenty-five percent (25%) of all amounts in excess of the Entitlement Cost Ceiling shall be included in Total Construction Costs.

     18.4  Conditions to Landlord's Termination. If Landlord terminates this
           ------------------------------------
Lease in accordance with Section 18.2, above, then Landlord shall not enter into an agreement with any third party within ninety (90) days following the date of Landlord's delivery to Tenant of a Subdivision Termination Notice, pursuant to which agreement Landlord agrees to sell or let the Land to such third party; provided, however, notwithstanding the foregoing, Landlord shall have the right at any time following termination of this Lease in accordance with Section 18.2, above, to enter into an agreement with any third party pursuant to which Landlord agrees to sell or let to such third party (i) the entire Project, or
(ii) a portion of the Project consisting of greater than fifty percent (50%) of the square footage of the Project, which portion may be comprised, in part, of all or any portion of the Land.

     18.5  Vesting Tentative Map Approval. If either (i) Landlord has not
           ------------------------------
obtained vesting tentative map approval, including the expiration of the appeal period, in connection with the Subdivision ("Map Approval") on or before May 25, 1998, or (ii) prior to May 25, 1998, it becomes impossible for Landlord to obtain Map Approval on or before May 25, 1998, because Landlord is unable to obtain a hearing date prior to May 25, 1998, with the planning commission for the City in connection with such Map Approval, then Tenant may deliver a notice to Landlord (a "Map Approval Termination Notice") electing to terminate this Lease effective upon the date of such Map Approval Termination Notice (the "Map Approval Termination Date"), provided that Tenant shall deliver to Landlord concurrent with the Map Approval Termination Date cash, by cashier's check or by wire transfer of immediately available funds, in the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) (the "Map Approval Termination Fee"). A Map Approval Termination Notice must be delivered by Tenant to Landlord, if at all, not later than May 25, 1998.

     18.6  TERMINATION CONSIDERATION/LIQUIDATED DAMAGES. IN THE EVENT LANDLORD
           --------------------------------------------
ELECTS TO TERMINATE THIS LEASE IN ACCORDANCE WITH SECTION 18.2, ABOVE, TENANT SHALL RETAIN THE SUBDIVISION TERMINATION FEE AS TERMINATION CONSIDERATION AND LIQUIDATED DAMAGES. IN THE EVENT THAT TENANT ELECTS TO TERMINATE THIS LEASE IN ACCORDANCE WITH SECTION 18.5, ABOVE, LANDLORD SHALL RETAIN THE MAP APPROVAL TERMINATION FEE AS TERMINATION CONSIDERATION AND LIQUIDATED DAMAGES. BY INITIALING BELOW, LANDLORD AND TENANT AGREE THAT THE AMOUNT OF THE SUBDIVISION TERMINATION FEE OR THE MAP APPROVAL TERMINATION FEE, AS THE CASE MAY BE, CONSTITUTES REASONABLE TERMINATION CONSIDERATION AND A FAIR AND REASONABLE ESTIMATION OF THE DAMAGES WHICH EITHER PARTY WILL SUSTAIN IN THE EVENT THAT THE OTHER PARTY TERMINATES THIS LEASE IN ACCORDANCE WITH THIS ARTICLE 18, PROVIDED THAT THIS SECTION 18.6 SHALL NOT APPLY IN THE EVENT THAT LANDLORD VIOLATES THE CONDITIONS OF SECTION 18.4, ABOVE. THIS SECTION 18.6 SHALL APPLY ONLY TO LANDLORD'S TERMINATION OF THIS LEASE IN ACCORDANCE WITH SECTION 18.2, ABOVE, OR TO TENANT'S TERMINATION OF THIS LEASE IN ACCORDANCE WITH SECTION 18.5, ABOVE, AND SHALL NOT IN ANY WAY LIMIT OR RESTRICT TENANT'S RIGHTS IN CONNECTION WITH ANY BREACH OR DEFAULT OF LANDLORD'S OTHER OBLIGATIONS UNDER THE LEASE.

     Initials: ________________________         ________________________
                     Landlord                           Tenant

     IN WITNESS WHEREOF, the parties have executed this Lease as of the date set forth above.

"Landlord"                                    "Tenant"

MS VICKERS II, LLC,                           INFONET SERVICES CORPORATION,
a Delaware limited liability company          a Delaware corporation

By:_____________________________________      By:_______________________________
    James R. Brooks,                              Jose Collazo,
    Vice President                                President

                                              By:_______________________________
                                                  Ernest U. Gambaro,
                                                  Senior Vice President and
                                                   General Counsel


STATE OF CALIFORNIA                 )
                                    )  ss.
COUNTY OF LOS ANGELES               )

     On March ___, 1998, before me, ________________________, a Notary Public in and for said state, personally appeared James R. Brooks, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

     WITNESS my hand and official seal.


                         ----------------------------------------------
                               Notary Public in and for said State

STATE OF CALIFORNIA             )
                                ) ss.
COUNTY OF     LOS ANGELES       )

         On March 9, 1998, before me, ________________________,  a Notary Public in and for said state, personally appeared Jose Collazo, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

         WITNESS my hand and official seal.

                                    -----------------------------------------
                                        Notary Public in and for said State



STATE OF CALIFORNIA             )
                                ) ss.
COUNTY OF     LOS ANGELES       )

         On March 9, 1998, before me, ________________________,  a Notary Public in and for said state, personally appeared Ernest U. Gambaro, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

         WITNESS my hand and official seal.

                                    -----------------------------------------
                                        Notary Public in and for said State

                                    EXHIBIT A
                                    ---------

                             DESCRIPTION OF THE LAND
                             -----------------------







                              EXHIBIT A - Page 1

                                   EXHIBIT B
                                   ---------

                                  WORK LETTER
                                  -----------

     THIS WORK LETTER ("Work Letter") is entered into as of the Effective Date of the Lease to which this Work Letter is attached as Exhibit B, by and between MS VICKERS II, LLC, a Delaware limited liability company ("Landlord"), and INFONET SERVICES CORPORATION, a Delaware corporation ("Tenant").


                                R E C I T A L S :
                                - - - - - - - -

A. Landlord and Tenant have entered into that certain Lease of even date herewith (the "Lease"), covering certain premises (the "Premises") more particularly described in the Lease. This Work Letter is attached to the Lease as Exhibit B. The Lease is hereby incorporated into this Work Letter by this reference. Capitalized terms not defined in this Work Letter shall have the meanings given to such terms in the Lease.

B. In consideration of the mutual covenants contained in the Lease and this Work Letter, Landlord and Tenant hereby agree as follows:


                               A G R E E M E N T :
                               - - - - - - - - -

     1.   Definitions.  As used in this Work Letter and in the Lease, the term
          -----------
"Shell and Core" shall mean those improvements set forth on the "Final Landlord Plans," as that term is defined in Section 5(b) of this Work Letter, which shall include a building (the "Building") to contain approximately one hundred sixty thousand (160,000) gross square feet of floor area. As used in this Work Letter and in the Lease, the term "Tenant Improvements" shall mean those improvements set forth on the "Final Tenant Plans," as that term is defined in Section 5(b) of this Work Letter. As used in this Work Letter and in the Lease, "Improvements" shall mean the Shell and Core and the Tenant Improvements. The construction and installation of the Improvements is sometimes referred to herein as the "Work".

     2.   Completion of Improvements. Subject to the terms of the Lease and this
          --------------------------
Work Letter and any "Tenant Delay," as that term is defined in Section 13, below, Landlord shall use its commercially reasonable and diligent efforts to cause the "Contractor," as that term is defined in Section 7 of this Work Letter, (i) to commence the construction and installation of the Improvements within thirty (30) days following issuance of a non-appealable building permit therefor, and (ii) to complete the construction and installation of the improvements in accordance with the design and construction schedule attached hereto as Schedule 1 (the "Project Schedule") and the terms of this Work Letter.

     3.   Designation of Representatives. With respect to the planning, design
          ------------------------------
and construction of the Improvements, Landlord hereby designates Gregory B. Galusha as "Landlord's Representative" and Tenant hereby designates Richard T. O'Reilly as "Tenant's Representative." Tenant hereby confirms that Tenant's Representative has full authority to act on behalf of and to bind Tenant with respect to all matters pertaining to the planning, design and construction of the Improvements. Landlord hereby confirms that Landlord's Representative has full authority to act on behalf of and to bind Landlord with respect to all matters pertaining to the planning, design and construction of the Improvements. Either party may change its designated representative upon five (5) days prior written notice to the other party.

     4.   Architect Selection.
          -------------------

          (a)  Tenant's Architect. P. Patrick Murray & Associates or such other
               ------------------
licensed architectural firm selected by Tenant from time to time and reasonably approved in advance in writing by Landlord ("Tenant's Architect"), shall act as the architect with respect to the design of the Tenant Improvements. Any change in Tenant's Architect shall be subject to Landlord's reasonable advance written approval. Tenant shall enter into a contract with Tenant's Architect for such services (the "Tenant's Architect Contract"). Landlord shall have the right to reasonably approve in advance in writing each such Tenant's Architect Contract, including, but not limited to, the amount and nature of insurance carried by such Architect, provided that Landlord shall not disapprove such Tenant's Architect Contract on the basis of insurance carried by such Architect if such amounts of insurance and coverage are comparable to prevailing levels of insurance and coverage maintained by similarly situated architects in Southern California.

          (b)  Landlord's Architect. Nadel Architects or such other licensed
               --------------------
architectural firm selected by Landlord from time to time and reasonably approved in advance in writing by Tenant ("Landlord's Architect"), shall act as the architect with respect to the design of the Shell and Core and construction of the Improvements. Any change in Landlord's Architect shall be subject to Tenant's reasonable advance written approval. Landlord's Architect may, at Landlord's election, retain Tenant's Architect as a subconsultant, subject to Tenant's reasonable advance written approval of each contract to be entered into between Landlord's Architect and Tenant's Architect with respect to such services. Landlord shall enter into a contract with Landlord's Architect for such services (the "Landlord's Architect Contract"). Tenant hereby acknowledges and agrees that prior to the execution of this Work Letter, Landlord has provided Tenant Landlord's form of contract for the provision of architectural and design services ("Landlord's Form Architect Contract"). Tenant shall not have right to approve the Landlord's Architect Contract, provided that the terms of the Landlord's Architect Contract is in substantial conformity with Landlord's Form Architect Contract. Notwithstanding the foregoing, the parties acknowledge and agree that the Landlord's Architect Contract entered into with the Landlord's Architect will obligate the Landlord's Architect to issue to both Landlord and Tenant an architect's certificate ("Architect's Certificate") upon Substantial Completion (as hereinafter defined) of the Improvements certifying the Substantial Completion of the Improvements in accordance with the Final Plans (as hereinafter defined).

     5.   Improvement Plans.
          -----------------

          (a)  Preliminary Plans. Attached hereto are the following preliminary
               -----------------
plans and base building specifications for the Shell and Core and the Tenant Improvements (collectively, the "Preliminary Plans"), which have been reviewed and approved by Landlord and Tenant: (i) Schedule 2 is the "Base Building Specifications" for the Shell and Core; and (ii) Schedule 3 is the "Construction Cost Estimate" of the costs described in Section 5(c), below, and the cost to fund the "Allowance," as that term is defined in Section 9, below. The Site Plan and Elevations are also part of the Preliminary Plans and are attached to the Lease as Exhibit C.
         ---------

          (b)  Final Plans. On or before March 26, 1998, the parties shall agree
               -----------
upon final tenant layout drawings (the "TI Layout") which shall be consistent with the Base Building Specifications for the Shell and Core, except for the changes, if any, mutually agreed to be made thereto by the parties. On or before July 1, 1998, the parties shall agree upon final plans and specifications for the Tenant Improvements ("Final Tenant Plans") which shall be consistent with the Preliminary Plans and the TI Layout, except for the changes, if any, mutually agreed to be made thereto by the parties. Included in the Final Tenant Plans will be the architectural, mechanical, electrical, plumbing and structural plans for the Tenant Improvements. Notwithstanding anything to the contrary contained in this Work Letter or in the Lease, the Tenant Improvements shall include improvement of one hundred percent (100%) of the rentable square footage (as hereinafter defined) of the Building with heating, ventilation and air conditioning, electrical distribution, lighting, dropped ceilings and floor coverings with systems and materials which shall be of equal or greater quality than comparable standard first class office space, and the Final Tenant Plans shall include civil, architectural and structural plans therefor. On or before July 1, 1998, the parties shall agree upon final plans and specifications for the Shell and Core ("Final Landlord Plans") which shall be consistent with the

                              EXHIBIT B - Page 2

Preliminary Plans, except for the changes, if any, mutually agreed to be made thereto by the parties. Included in the Final Landlord Plans shall be the civil, architectural and structural plans for the Shell and Core and the landscape plan for the Premises. The Final Tenant Plans and the Final Landlord Plans are hereinafter referred to as the "Final Plans." When the Final Landlord Plans have been approved by Tenant and Landlord, Landlord's Architect shall promptly submit the Final Landlord Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit for the Shell and Core. Likewise, when the Final Tenant Plans have been approved by Landlord and Tenant, Tenant's Architect shall promptly submit the Final Tenant Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit for the Tenant Improvements. Landlord acknowledges and agrees that Landlord's Architect shall be solely responsible for obtaining the building permit for the Shell and Core. Tenant acknowledges and agrees that Tenant's Architect shall be solely responsible for obtaining the building permit for the Tenant Improvements. Landlord's Architect shall perform its work, including obtaining the building permit for the Shell and Core, in a timely manner which does not cause any delay in the Substantial Completion of the Improvements in accordance with the Project Schedule. Tenant's Architect shall perform its work, including obtaining the building permit for the Tenant Improvements, in a timely manner which does not cause any delay in the Substantial Completion of the Improvements in accordance with the Project Schedule. Landlord shall make available to Tenant at the "Meetings," as that term is defined in Section 14 of this Work Letter, below, and upon reasonable prior notice to Landlord at such other times as Tenant may reasonably request, and Tenant shall have the right to review, Landlord's Architect's invoices, provided that if Tenant fails to object to such Landlord's Architect's invoices prior to Landlord's payment of the same in the ordinary course of Landlord's business, then Tenant shall be deemed to have approved payment of such Landlord's Architect's invoices. Landlord shall pay such invoices by direct payment to Landlord's Architect and the total amount of all such payments made by Landlord to Landlord's Architect shall be included in Total Construction Costs. Tenant's Architect shall submit its invoices to Tenant for review and approval, and Tenant shall thereafter submit such invoices to Landlord. Landlord shall pay such approved invoices by direct payment to Tenant's Architect and the total amount of all such payments made by Landlord to Tenant's Architect shall be debited from the Allowance in accordance with
Section 9, below.

          (c)  Construction Cost Estimate. Landlord and Tenant hereby approve
               --------------------------
the Construction Cost Estimate attached hereto as Schedule 5. As used in this Work Letter and in the Lease, the term "Construction Hard Costs" shall mean the total actual costs expended by Landlord for those items set forth in the Construction Cost Estimate, the total estimated costs of which comprise "Total Hard Costs," as that term is used in the Construction Cost Estimate. As used in this Work Letter and in the Lease, the term "Construction Soft Costs" shall mean the total actual costs expended by Landlord for those items set forth in the Construction Cost Estimate, the total estimated costs of which comprise "Total Soft Costs," as that term is used in the Construction Cost Estimate. Construction Soft Costs shall include an administrative and coordination fee charged by Landlord equal to three percent (3%) of the Construction Hard Costs, including, without limitation, all costs expended by Landlord to construct the Tenant Improvements and any and all "Change Order Costs" as that term is defined in Section 6 of this Work Letter, below. In addition, Landlord shall have the right to retain certain consultants in connection with expediting the preparation of the Final Plans and the design, permit and construction of the Improvements, which consultants shall be paid on an hourly basis and the cost of which consultants shall be included in Construction Soft Costs. Upon Tenant's approval of the Final Landlord Plans, Landlord shall have the right to purchase materials and to commence construction of the Shell and Core. Landlord and Tenant hereby acknowledge and agree that, although the Land Costs are fixed at Fourteen and No/100 Dollars ($14.00) per square foot of the Land, the aggregate of Land Costs, Construction Hard Costs and Construction Soft Costs may exceed the totals set forth in the Construction Cost Estimate. Landlord shall use its commercially reasonable efforts to give Tenant prior written notice in the event that Construction Hard Costs or Construction Soft Costs shall exceed Total Hard Costs or Total Soft Costs, respectively, as set forth in the Construction Costs Estimate (such excess, if occurring, being an "Overage"); provided, however, if the actual cost of any line item in the Construction Cost Estimate shall exceed the estimated cost therefor by an amount equal to or greater than One Hundred Fifty Thousand and No/100 Dollars ($150,000.00), then Landlord shall be required to give Tenant written notice (an "Overage Notice") prior to the occurrence of such Overage, and to obtain Tenant's prior consent thereto. Concurrently with Landlord's delivery of an Overage Notice, Landlord shall propose to Tenant feasible modifications to the Final Landlord Plans to eliminate or reduce such Overage. The

                              EXHIBIT B - Page 3
incorporation of any proposed modifications into the Final Landlord Plans shall be subject to Tenant's prior written approval which approval shall not be unreasonably withheld, except that Tenant may withhold its approval in its sole and absolute discretion if the incorporation of such proposed modifications into the Final Landlord Plans would delay construction beyond the Project Schedule, materially reduce the quality of building materials, change the size of the Building, modify the design appearance of the Improvements, or materially, adversely impact the structural design of the Building; provided, however, if Tenant fails to approve any proposed modification within five (5) business days following Tenant's receipt of the Overage Notice (in which event all such proposed modifications shall be deemed disapproved by Tenant) or if Tenant disapproves all such proposed modifications, then Tenant shall be deemed to have consented to such Overage, Landlord shall proceed in accordance with the Final Landlord Plans and the amount of such Overage shall be included in Total Construction Costs. Notwithstanding anything to the contrary contained in this Work Letter or in the Lease, if, at the time the "Construction Contract," as that term is defined in Section 8 of this Work Letter, below, is executed by Landlord and the Contractor, the estimated Total Construction Costs, as established in the Construction Contract or as reasonably determined by Landlord and the Contractor, but excluding any costs associated with the Tenant Improvements in excess of Twenty Six and No/100 Dollars ($26.00) per rentable square foot of the Building, exceed an amount equal to the product of (i) the "Total Budget," as that term is used in the Construction Cost Estimate, but excluding any costs associated with the Tenant Improvements in excess of Twenty Six and No/100 Dollars ($26.00) per rentable square foot of the Building, multiplied by (ii) one and one-tenth (1.1), then Tenant may deliver a notice to Landlord (a "Cost Estimate Termination Notice") electing to terminate the Lease effective upon the date occurring five (5) business days following receipt by Landlord of such Cost Estimate Termination Notice. A Cost Estimate Termination Notice must be delivered by Tenant to Landlord, if at all, not later than five
(5) business days following the date Tenant receives a copy of the Construction Contract. Upon any termination of the Lease as set forth in this Section 5(c), Landlord and Tenant shall be relieved from any and all liability to each other resulting under the Lease or this Work Letter.

          (d)  TI Cost Estimate. Prior to the commencement of construction of
               ----------------
any of the Tenant Improvements, Landlord shall submit to Tenant a written estimate of the cost to complete the Tenant Improvements, which written estimate will be based upon the Final Tenant Plans taking into account any modifications which may be required to reflect changes in the Final Tenant Plans required by the appropriate governmental authorities in connection with the issuance of a building permit (the "TI Cost Estimate"). Within five (5) business days of receipt, Tenant will either approve the TI Cost Estimate, or disapprove specific items, and submit to Landlord revisions to the Final Tenant Plans in the form of a Change Order. Submission and approval of the TI Cost Estimate will proceed in accordance with the Project Schedule which shall not be amended or otherwise modified without Tenant's prior written consent. Upon Tenant's approval of the TI Cost Estimate (the "TI Cost Statement"), Landlord will have the right to purchase materials and to commence the construction of the items included in the TI Cost Statement. Landlord shall use its commercially reasonable efforts to give Tenant prior written notice in the event that the cost for any item listed in the TI Cost Statement shall exceed the cost therefor listed in the TI Cost Statement (such excess, if occurring, being a "TI Overage"); provided, however, if a TI Overage shall exceed Forty Thousand and No/100 Dollars ($40,000.00) for any given item or if all TI Overages shall exceed One Hundred Thousand and No/100 Dollars ($100,000.00) in the aggregate, then Landlord shall be required to give Tenant prior written notice (a "TI Overage Notice") of such TI Overage and of each subsequent TI Overage above the $100,000.00 aggregate limit, and to obtain Tenant's prior consent thereto. Within five (5) business days following Tenant's receipt of a TI Overage Notice, Tenant shall (i) consent to such TI Overage(s), or (ii) propose to Landlord feasible Change Orders in accordance with Section 6, below, to eliminate or reduce such TI Overage(s). Any Change Orders shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld, except that Landlord may withhold its approval in its sole and absolute discretion if such Change Orders would delay construction beyond the Project Schedule, materially reduce the quality of building materials, modify the design appearance of the Tenant Improvements such that the Tenant Improvements, as modified, would not be generally usable by other office tenants, or materially, adversely impact the structural design of the Building. Thereafter, Landlord shall amend the TI Cost Statement accordingly. If at any time the total costs reflected in the TI Cost Statement exceed the Allowance, then such excess shall be treated in accordance with the terms of Section 9(b), below.

                              EXHIBIT B - Page 4

          (e)  No Representations. Notwithstanding anything to the contrary
               ------------------
contained in the Lease or herein, Landlord's participation in the preparation of the Preliminary Plans, the Final Plans, the cost estimates for the Improvements and the construction thereof shall not constitute any representation or warranty, express or implied, that the Improvements, if built in accordance with the Preliminary Plans and/or the Final Plans, will be suitable for Tenant's intended purpose. Tenant acknowledges and agrees that the Improvements are intended for use by Tenant and the specifications and design requirements for such Improvements are not within the special knowledge or experience of Landlord. Landlord's sole obligation shall be to arrange the construction of the Improvements in accordance with the requirements of the Final Plans and the provisions of this Work Letter. Any additional costs or expense required for the modification thereof to more adequately meet Tenant's use, whether during or after Landlord's construction thereof, shall be borne entirely by Tenant except as otherwise provided in this Work Letter. Upon the Substantial Completion of the Improvements, (i) Landlord shall assign to Tenant all rights of Landlord under, and the benefit of, the Landlord's and Tenant's Architect Contracts, all construction contracts and all construction warranties pertaining to the Improvements, and (ii) contingent upon Substantial Completion of the Improvements and completion of all Punch List Items, Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Improvements. Landlord shall take any and all actions necessary to effect the foregoing assignments, including, but not limited to, executing any assignment instruments, and shall otherwise cooperate with Tenant in connection with the foregoing assignments. Notwithstanding the foregoing, Landlord shall be liable for claims relating to or arising out of Landlord's gross negligence or willful misconduct in connection with the construction of the Improvements.

     6.   Change Orders.
          -------------

          (a)  Processing of Change Orders. After the parties approve the
               ---------------------------
Final Plans, any further changes to the Final Plans and/or the Base Building Specifications shall require the prior written approval of Tenant and, in the circumstances described below, Landlord, which approval shall not be unreasonably withheld or delayed. If Tenant desires any change in the Final Plans relative to the Tenant Improvements, such changes may only be requested by the delivery to Landlord by Tenant of a proposed written "Change Order" specifically setting forth the requested change. Landlord shall have the right to disapprove a proposed change only on the bases that such proposed change (i) is inconsistent with zoning or other legal requirements or any recorded restrictions affecting the Premises as of the Effective Date or thereafter imposed on the Premises with the consent of Tenant, (ii) would have a material adverse impact on the balance of the Project, (iii) is readily visible from and will adversely affect the appearance of the exterior of the Building, (iv) would adversely affect the structural integrity of the Building, (v) would materially adversely affect the Premises' electrical, ventilation, plumbing, elevator, mechanical, air conditioning or other similar systems, (vi) would materially affect the layout of the Premises as approved in the Final Plans, or (vii) involves the use of inferior materials to those approved in the Final Plans; provided that Landlord shall otherwise have no right to disapprove of a proposed change. Landlord shall have five (5) business days ("Landlord Change Order Approval Period") from the receipt of the proposed Change Order to provide Tenant with Landlord's disapproval stating the reason(s) for such disapproval, or if the Landlord approves the proposed change, the following items: (i) a summary of any Change Order Cost, and (ii) a statement of the Change Order Delay (as defined in Section 6(c), below), if any. Tenant shall then have five (5) business days ("Tenant Change Order Approval Period") to approve the Change Order Cost and the Change Order Delay. If Tenant approves these items, Landlord shall promptly execute the Change Order and cause the appropriate changes to the Final Plans to be made. If Tenant fails to respond to Landlord within such Tenant Change Order Approval Period, the Change Order Cost and the Change Order Delay shall be deemed disapproved by Tenant and Landlord shall have no further obligation to perform any Work set forth in the proposed Change Order.

          (b)  Change  Order Cost. As used herein, "Change Order Cost" shall
               ------------------
mean (i) the net increase in costs caused by or resulting from the Change Order (after reasonable efforts of the parties to minimize such costs), including, without limitation, architectural fees, engineering fees and construction costs, together with (ii) a fee in the amount of three percent (3%) of the net increase in costs resulting from the foregoing item (i) of this Section 6(b), which fee shall reimburse Landlord for the expense of administration and coordination of such Change Order by Landlord's Representative.

                              EXHIBIT B - Page 5

          (c)  Change Order Delay. As used herein, "Change Order Delay" shall
               ------------------
mean the delay caused by or resulting from the Change Order (after reasonable efforts of the parties to minimize such delay), including, without limitation, design and construction delays, less the amounts of any time saved by or resulting from the Change Order, and time saved by or resulting from previous Change Orders which has not already been offset against previous Change Order Delays. For any proposed Change Order, the Landlord Change Order Approval Period and the Tenant Change Order Approval Period shall be included in Change Order Delay only if such Change Order will delay the critical path deadline of the construction of either the Shell and Core or the Tenant Improvements; provided, however, in no event shall the Landlord Change Order Approval Period and the Tenant Change Order Approval Period be included in Change Order Delay if (i) Landlord or Tenant proposes such Change Order because materials required by the Final Plans are not available, or (ii) Landlord proposes such Change Order to avoid a TI Overage.

     7.   Contractor. On or before completion of the Final Plans, Landlord shall
          ----------
submit to Tenant a proposed "bid list" of three (3) or more contractors with which Landlord intends to negotiate for the construction of the Improvements. Tenant shall have a period of five (5) business days to approve the bid list or to suggest up to two (2) additions or deletions to the bid list, provided that Landlord retains the right to review and approve (in its reasonable discretion) any proposed additions or deletions to the bid list. Tenant's failure to approve or disapprove Landlord's bid list within such five (5) business day period shall be deemed to be Tenant's approval of all such proposed contractors. Once Landlord and Tenant have approved (or shall be deemed to have approved) the bid list, Landlord shall solicit qualified bids from the approved contractors and Landlord and Tenant shall review the bids and shall jointly select one of the contractors from the approved bid list to act as general contractor for the construction of the Improvements. The selected contractor shall be referred to herein as the "Contractor." Any change in the Contractor shall be subject to Tenant's reasonable advance written approval. In addition, Landlord shall submit to Tenant a proposed "bid list" of three (3) or more contractors to act as the subcontractor for the construction of the Tenant Improvements. Tenant shall have a period of five (5) business days to approve the bid list or to suggest up to two (2) additions or deletions to the bid list, provided that Landlord retains the right to review and approve (in its reasonable discretion) any proposed additions or deletions to the bid list. Tenant's failure to approve or disapprove Landlord's bid list within such five (5) business day period shall be deemed to be Tenant's approval of all such proposed subcontractors. Once Landlord and Tenant have approved (or shall be deemed to have approved) the bid list, Landlord shall solicit qualified bids from the approved subcontractors and Landlord and Tenant shall review the bids and shall jointly select one of the subcontractors from the approved bid list to act as subcontractor for the construction of the Tenant Improvements. The selected subcontractor shall be referred to herein as the "TI Subcontractor." Any change in the TI Subcontractor shall be subject to approval by Landlord and Tenant.

     8.   Construction of the Improvements. Landlord shall enter into an
          --------------------------------
agreement between Landlord and the Contractor where the basis of payment is the cost of the work plus a fee with a guaranteed maximum price (the "Construction Contract") for the construction and installation of the Improvements in accordance with the Final Plans. Tenant hereby acknowledges and agrees that prior to the execution of this Work Letter, Landlord has provided Tenant Landlord's standard form of agreement between owner and contractor where the basis of payment is the cost of the work plus a fee with a guaranteed maximum price for the provision of construction and installation services ("Landlord's Form Construction Contract"). Tenant shall not have right to approve the Construction Contract, provided that the Construction Contract is in substantial conformity with Landlord's Form Construction Contract. In addition, Tenant shall not have the right to approve the contract between the Contractor and the TI Subcontractor, provided that such contract is an agreement where the basis of payment is the cost of the work plus a fee with a guaranteed maximum price for the construction and installation of the Tenant Improvements in accordance with the Final Tenant Plans and is not inconsistent with the terms of the Construction Contract. Tenant shall not have the right to approve any other contract to be entered into between Landlord or the Contractor and any other contractor or subcontractor, if any, provided that such contract is not inconsistent with the terms of the Construction Contract.

                              EXHIBIT B - Page 6

     9.   Payment for Cost of the Tenant Improvements.
          -------------------------------------------

          (a)  Allowance. Landlord hereby grants to Tenant a tenant improvement
               ---------
allowance for the work described on the Final Tenant Plans of Thirty Dollars ($30.00) per rentable square foot of the Building (the "Allowance"). The Allowance shall be used only for the following costs approved by Landlord:

               (i) The cost of preparing the Final Tenant Plans relative to the Tenant Improvements including, without limitation, Tenant's Architect's costs under the Tenant's Architect Contract, all architectural, mechanical, electrical, plumbing and structural drawings and all other aspects necessary to complete the Final Tenant Plans.

               (ii) Plan check, permit and license fees relating to construction of the Tenant Improvements.

               (iii) Construction of the Tenant Improvements as provided in the Final Tenant Plans, including without limitation, the following:

                     (aa) Installation within the Premises of all partitioning, doors, floor coverings, ceilings, wall coverings and painting and similar items;

                     (bb) All electrical wiring, lighting fixtures, outlets and switches, and other electrical work necessary for the Premises;

                     (cc) The furnishing and installation of all HVAC units, duct work, terminal boxes, diffusers and accessories necessary for the heating, ventilation and air conditioning systems within the office portions of the Premises;

                     (dd) Any additional improvements to the Premises required for Tenant's use of the Premises including, but not limited to, odor control, special heating, raised floors, ventilation and air conditioning, noise or vibration control or other special systems or improvements;

                     (ee) All fire and life safety control systems such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories, necessary for the Premises;

                     (ff) All plumbing, fixtures, pipes and accessories necessary for the Premises;

                     (gg)   Testing and inspection costs; and

                     (hh) Fees for the Contractor and tenant improvement coordinator including, but not limited to, fees and costs attributable to general conditions associated with the construction of the Tenant Improvements.

               (iv)  Any Change Order Cost.

               (v) That portion of the administrative and coordination fee charged by Landlord pursuant to Section 5(c), above, attributable to three percent (3%) of the total cost to complete the design, permit process and construction of the Tenant Improvements.

In no event shall Landlord be obligated to make disbursements for the Tenant Improvements pursuant to this Work Letter in a total amount which exceeds the Allowance, except in accordance with Section 9(b), below. In no event will the Allowance be used to pay for Tenant's moving expenses or for furniture, artifacts, equipment, telephone

                              EXHIBIT B - Page 7
systems or any other item of personal property which is not affixed to the Premises. All Tenant Improvements for which Landlord has paid with the Allowance or the "Amortized TI Costs," as that term is defined in Section 9(b)(i), below, shall be the property of Landlord. Upon completion of the Tenant Improvements, any unused portion of the Allowance shall neither be refunded to Tenant nor constitute monies to which Tenant is entitled.

          (b)  Costs in Excess of Allowance.
               ----------------------------

               (i)  Amortized TI Costs. The cost of each item referenced in
                    ------------------
Section 9(a), above, shall be charged against the Allowance. All costs of the Tenant Improvements which exceed the Allowance, but are less than or equal to Thirty-Five and No/100 Dollars ($35.00) per rentable square foot of the Building ("Amortized TI Costs") shall be included in Total Construction Costs; provided that, for every One and No/100 Dollar ($1.00) of Amortized TI Costs expended in connection with the Tenant Improvements, Tenant shall increase the amount of the L/C by fifty cents ($.50). By way of example only, assuming that the Building contains one hundred fifty thousand (150,000) rentable square feet and, therefore, that the Allowance is Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000.00) (i.e., the product of $30.00 per rentable square foot multiplied by 150,000 rentable square feet), if the total cost of the Tenant Improvements were to equal Four Million Eight Hundred Thousand and No/100 Dollars ($4,800,000.00) (i.e., $32.00 per rentable square foot of the Building) and, therefore, the Amortized TI Costs were to equal Three Hundred Thousand and No/100 Dollars ($300,000.00) (i.e., the difference between the total cost of the Tenant Improvements less the Allowance), then Tenant would be required to increase the amount of the L/C by One Hundred Fifty Thousand and No/100 Dollars ($150,000.00).

               (ii) Over Allowance Amount. Upon Tenant's approval of the Work
                    ---------------------
Cost Estimate, Tenant shall deliver to Landlord cash in an amount (the "Over-Allowance Amount") equal to the difference between (i) the amount of the Work Cost Statement, less (ii) an amount equal to the sum of (A) the amount of the Allowance plus (B) the Amortized TI Costs. The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any then remaining portion of the Allowance or the Amortized TI Costs, and such disbursement shall be pursuant to the same procedure as the Allowance and the Amortized TI Costs. In the event that, after the Effective Date, any revisions, changes or substitutions, including, without limitation, any approved Change Order, shall be made to the Final Tenant Plans, Tenant shall deliver to Landlord, immediately upon Landlord's request and as an Over Allowance Amount or as an addition to the Over-Allowance Amount, cash in an amount equal to the difference between (i) an amount equal to the sum of (1) the amount of the Work Cost Statement plus (2) any additional costs which arise in connection with such revisions, changes or substitutions, including, without limitation, any Change Order Cost therefor, less (ii) an amount equal to the sum of (x) the amount of the Allowance plus (y) the maximum amount of Amortized TI Costs permissible hereunder.

     10.  Payment for Cost of the Shell and Core. Landlord shall pay the cost of
          --------------------------------------
designing and constructing the Shell and Core as provided in the Final Landlord Plans, which cost shall be included in the Total Construction Costs.

     11.  Financing of Construction of Improvements. Landlord may elect to
          -----------------------------------------
finance the construction of the Improvements with the proceeds of a loan ("Project Loan") from a third party lender ("Lender") at the then prevailing market rate and market terms for similar projects. The documents securing or given in connection with the Project Loan, if any, are herein collectively called "Loan Documents." Any Project Loan may be secured by the lien of a deed of trust encumbering the Land and Improvements. Tenant agrees to execute and/or provide all documents reasonably required by any Lender in connection with any Project Loan, including, without limitation, estoppel certificates, subordination agreements (subject to a commercially reasonable non-disturbance agreement), consents to the collateral assignment of this Agreement, written confirmation of the satisfaction of closing conditions, and evidence of the due execution, validity and enforceability of this Agreement.

     12.  Substantial Completion. Except as provided in this Work Letter, the
          ----------------------
Commencement Date shall occur as set forth in Section 2.1 of the Lease. If there is any delay in the Substantial Completion of the Improvements or in the occurrence of any of the other conditions precedent to the Commencement Date, as set forth

                              EXHIBIT B - Page 8
in Article 3 of the Lease, and such delay is a result of a Tenant Delay, then notwithstanding anything to the contrary set forth in the Lease or this Work Letter and regardless of the actual date of Substantial Completion of the Improvements, the Commencement Date shall be deemed to be the date the Commencement Date would have occurred if no Tenant Delay had occurred; provided, however, except in connection with a Change Order Delay, no Tenant Delay shall be deemed to have occurred unless and until Landlord has provided written notice to Tenant ("Delay Notice"), specifying the action or inaction by Tenant which Landlord contends constitutes the Tenant Delay. If such action or inaction is not cured by Tenant within two (2) business days ("Grace Period") following receipt of such Delay Notice, then a Tenant Delay, as set forth in such Delay Notice, shall be deemed to have occurred commencing as of the expiration of such Grace Period, provided that Tenant shall only be permitted an aggregate of five
(5) Grace Periods, and thereafter, if a Tenant Delay occurs, such Tenant Delay shall commence upon the receipt of the applicable Delay Notice.

     13.   Tenant Delay. As used herein, "Tenant Delay" means any actual delay
           ------------
in the completion of the Improvements resulting from any or all of the following: (1) Tenant's failure to timely perform any of its obligations pursuant to this Work Letter, including Tenant's Architect's failure to timely process the building permit for the Tenant Improvements, and any failure to complete, on or before the due date therefor, any action item which is Tenant's responsibility pursuant to this Work Letter, including Tenant's failure to prepare and to provide to Landlord a draft of the Final Tenant Plans in accordance with the Project Schedule, subject only to "Force Majeure Delay," as that term is defined in Section 20 of this Work Letter, below, resulting from either "Acts of God" or "Governmental Permitting Failures," as those terms are defined in Section 20 of this Work Letter, below; (2) Tenant's request for materials, finishes, or installations which at the time of such request are not readily available; (3) Change Order Delays; (4) Tenant's failure to timely approve or disapprove any matter requiring Tenant's approval hereunder, unless such matter is thereby deemed approved in accordance with the terms of this Work Letter; (5) the failure of any of Tenant's millwork, furniture, cabling, equipment or carpeting to be available at the Building to be installed by Contractor or by Tenant or Tenant's contractors when required in order to not
(i) delay the critical path construction schedule of the Improvements or (ii) prevent or delay the receipt of the required inspection sign-offs or the C of O in connection with the Improvements; or (6) any other act by Tenant, Tenant's Representative, Tenant's Architect, Tenant's employees, agents, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant.

     14.   Tenant's Inspection Rights. Two (2) times per month, Landlord shall
           --------------------------
schedule and attend progress meetings, walk-throughs or other meetings with the Landlord's Architect, the Contractor, Tenant, Tenant's Representative, and Tenant's Architect to discuss the progress of the construction of the Improvements ("Meetings"). Prior to the first day of each month, Landlord shall deliver to Tenant a written schedule of all such Meetings for such month, and shall otherwise give Tenant at least seventy-two (72) hours prior notice (written or telephonic) of all changes to such schedule and of any additional Meetings. Tenant shall designate in writing the person or persons appointed by Tenant in addition Tenant's Representative and Tenant's Architect to attend the Meetings and such designated parties shall be entitled to be present at and to participate in the discussions during all Meetings, but Landlord may conduct the Meetings even if Tenant's appointees are not present. At the Meetings, Tenant shall have the opportunity to review Landlord's books and records pertaining to the construction of the Improvements for the purpose of monitoring amounts expended by Landlord in connection therewith. Tenant or its agents shall have the right at any and all reasonable times to conduct inspections, tests, surveys and reports of work in progress ("Inspections") for the purpose of reviewing whether the Improvements are being constructed in accordance with the Final Plans, as amended by any approved Change Orders or other agreed upon changes; provided that such Inspections are to be conducted in such a manner as to not unreasonably or unnecessarily interfere with the Work. Tenant agrees to protect, defend, hold harmless and indemnify Landlord from all claims, demands, costs and liabilities (including reasonable attorneys' fees) arising from Tenant's or Tenant's agents entry onto the Land for the purpose of conducting Inspections, other than such claims, demands, costs and liabilities (including reasonably attorney's fees) arising from Landlord's, Landlord's Representative's, Landlord's Architect's, Contractor's or Landlord's other agents' negligence or willful misconduct.

                              EXHIBIT B - Page 9

     15.   Walk-Through and Punch List. Upon Substantial Completion of the
           ---------------------------
Improvements, Tenant, Landlord, Tenant's Representative, Tenant's Architect and Landlord's Architect shall jointly conduct a walk-through of the Improvements and shall jointly prepare a punch list ("Punch List") of items needing additional work ("Punch List Items"); provided, however, the Punch List shall be limited to items which are required by the Construction Contract, the Final Plans, Change Orders and any other changes agreed to by the parties. Landlord shall cause the Punch List Items to be timely completed (and in no event later than forty-five (45) days after the date the Punch List is finalized), and for such completion to be performed in such a manner as to not unreasonably or unnecessarily interfere with Tenant's occupancy and use of the Premises.

     16.   Miscellaneous Construction Covenants.
           ------------------------------------

           (a) Coordination with Lease. Nothing herein contained shall be
               ------------------------
construed as (i) constituting Tenant as Landlord's agent for any purpose whatsoever, or (ii) a waiver by Landlord or Tenant of any of the terms or provisions of the Lease. Any material default by either party with respect to any portion of this Work Letter, shall be deemed a breach of the Lease for which Landlord and Tenant shall have all the rights and remedies as in the case of a breach of the Lease by the other party.

           (b) Cooperation. Landlord and Tenant agree to cooperate with one
               -----------
another and to cause their respective employees, agents and contractors to cooperate with one another to coordinate any work being performed by Landlord and/or Tenant under this Work Letter, and their respective employees, agents and contractors so as to avoid unnecessary interference and delays with the completion of the Work.

     17.   No Representations. Landlord does not warrant that the Building or
           ------------------
any component thereof will be free of latent defects or that it will not require maintenance and/or repair within any particular period of time, except as expressly provided herein. Tenant acknowledges and agrees that it shall rely solely on the warranty or guaranty, if any, from Contractor, Landlord's Architect, Tenant's Architect or other material and/or service providers, and on those rights and benefits assigned from Landlord to Tenant pursuant to Section 5(e), relative to the proper design and construction of the Improvements or any component thereof.

     18.   Arbitration. The submittal of all matters to arbitration in
           -----------
accordance with the terms of Section 17.12 of the Lease is the sole and exclusive method, means and procedure to resolve any and all claims, disputes or disagreements arising under this Agreement, except for all claims by either party which (i) seek anything other than enforcement of rights under this Agreement, or (ii) are primarily founded upon matters of fraud, willful misconduct, bad faith or any other allegations of tortious action, and seek the award of punitive or exemplary damages. The parties hereby irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in strict, full, complete and timely accordance with the terms of Section 17.12 of the Lease and all attempts to circumvent the terms of Section 17.12 of the Lease shall be absolutely null and void and of no force or effect whatsoever. Notwithstanding anything to the contrary contained herein, Work shall continue pending resolution of any dispute with respect to the occurrence or extent of any Tenant Delay and, at Landlord's option, Work shall cease pending resolution of any other dispute, provided that in the event Landlord is the prevailing party in such other dispute, any delay caused by such cessation of Work shall be deemed to be a Tenant Delay.

     19. Rentable Square Footage. Prior to the Commencement Date, Landlord will cause Pace Compumetrics (the "Measuring Architect") to measure and certify in writing to Landlord the rentable square footage of the Building, which shall be determined in accordance with the standards set forth in ANSI Z65.1-1996, as promulgated by the Building Owners and Managers Association. The cost of such measurement and certification shall be included in Total Construction Costs. Following the Measuring Architect's certification of the rentable square footage of the Building, the Allowance, and other figures based upon the rentable square feet contained in the Building, shall be determined in accordance with the terms of this Work Letter or the Lease. Except in the case of manifest error, the certification from the Measuring Architect of the rentable square footage of the Building shall be binding upon Landlord and Tenant.

                              EXHIBIT B - Page 10

     20.   Force Majeure Delay. As used herein, the term "Force Majeure Delay"
           -------------------
shall mean only an actual delay resulting from (i) fire, earthquake, explosion, flood, hurricane, the elements, acts of God or the public enemy, war, invasion, insurrection, rebellion or riots (collectively, "Acts of God"); (ii) industry-wide labor strikes or lockouts which objectively preclude Landlord from obtaining union labor or substitute materials necessary for completing the Improvements from any reasonable source at a reasonable cost; (iii) governmental acts which do not specifically relate to plan checking or the issuance of building permits or certificates of occupancy in connection with the Improvements and which objectively preclude plan checking or the issuance of building permits or certificates of occupancy in connection with improvements on the Premises by any person (collectively, "Governmental Permitting Failures"); or (iv) governmental acts which do not specifically relate to the construction of the Improvements and which objectively preclude construction of improvements on the Premises by any person.

     21.   Construction and Completion Dates.

           (a) Outside Construction Date. If Landlord does not commence
               -------------------------
construction on or before November 30, 1998 (the "Outside Construction Date"), then the sole remedy of Tenant for such failure shall be the right to deliver a notice to Landlord (a "Construction Termination Notice") electing to terminate the Lease effective upon that date occurring five (5) business days following receipt by Landlord of such Construction Termination Notice. For purposes of the foregoing sentence of this Section 21(a), "commencement of construction" shall mean and refer to commencement of grading upon the Land and the commencement of excavation of the foundation of the Building in accordance with any necessary permits. A Construction Termination Notice must be delivered by Tenant to Landlord, if at all, not earlier than the Outside Construction Date, as the same may be extended pursuant to Section 21(c), below, nor later than five (5) business days following the Outside Construction Date. Within five (5) business days following receipt by Landlord of such Construction Termination Notice, Landlord shall have the right, in its sole and absolute discretion, to deliver a "Hold Over Allowance Notice," as that term is defined below, to Tenant, in which event Tenant shall have no right to terminate the Lease in accordance with this
Section 21 and the Construction Termination Notice shall be of no force or effect; provided that, if Landlord does not deliver a Hold Over Allowance Notice to Tenant during such five (5) business day period, then the Lease shall terminate in accordance with such Construction Termination Notice. Landlord acknowledges that, as of the Effective Date, Tenant leases certain premises ("Tenant's Prior Premises") pursuant to that certain Office Lease dated September 1, 1988 ("Tenant's Prior Lease"), by and between Computer Sciences Corporation, as lessor ("Tenant's Prior Landlord"), and Tenant, formerly known as International Information Network Services, Inc., as lessee. As used herein, a "Hold Over Allowance Notice" shall mean a written notice delivered by Landlord to Tenant pursuant to which Landlord agrees that Tenant shall be entitled to a monthly allowance (the "Hold Over Allowance") in an amount equal to the difference between (i) twice the monthly rental payable under Tenant's Prior Lease (which is required to be paid by Tenant pursuant to Section 27 of Tenant's Prior Lease in the event that Tenant holds over after the expiration of Tenant's Prior Lease) less (ii) the monthly rental otherwise payable under Tenant's Prior Lease pursuant to Section 2 thereof ("Tenant's Prior Rent"), but in no event to exceed One Hundred Forty Thousand and No/100 Dollars ($140,000.00) per month which Tenant represents to Landlord shall be Tenant's Prior Rent immediately prior to the expiration of Tenant's Prior Lease, from and after the "Outside Completion Date," as that term is defined in Section 21(b), below, through and including that date on which the Commencement Date actually occurs. All or the applicable portion of the Hold Over Allowance shall be paid directly to Tenant's Prior Landlord, its successors or assigns, in an amount ("Tenant's Hold Over Rent") equal to the difference between (A) any so-called hold over rental actually required by Tenant's Prior Landlord to be paid each month pursuant to
Section 27 of Tenant's Prior Lease less (B) Tenant's Prior Rent; provided that, if Tenant's Prior Landlord refuses to accept payment of Tenant's Hold Over Rent directly from Landlord, then Landlord shall pay Tenant's Hold Over Rent directly to Tenant, and Tenant, within twenty-four (24) hours thereafter, shall pay such Tenant's Hold Over Rent directly to Tenant's Prior Landlord. Tenant acknowledges and agrees that, in the event Landlord delivers a Hold Over Allowance Notice to Tenant at any time in accordance with this Section 21, Landlord shall have the right to participate in Tenant's negotiations with Tenant's Prior Landlord, or to negotiate directly with Tenant's Prior Landlord, regarding Tenant's Hold Over Rent. In the event that Tenant's Prior Landlord requires Tenant to vacate Tenant's Prior Premises prior to the Commencement Date, after Tenant relocates to and occupies certain other premises ("Tenant's Temporary Premises") pursuant to a month-to-month lease ("Tenant's Temporary Lease") from

                              EXHIBIT B - Page 11
the landlord of such Tenant's Temporary Premises ("Tenant's Temporary Landlord"), Landlord shall disburse all or the applicable portion of the Hold Over Allowance for "Tenant's Hold Over Expenses," as that term is defined below, in accordance with this Section 21. As used herein, "Tenant's Hold Over Expenses" shall mean (i) out-of-pocket costs and expenses actually incurred by Tenant relating to the relocation of Tenant's business from Tenant's Prior Premises to Tenant's Temporary Premises (collectively, "Tenant's Hold Over Moving Expenses"), and (ii) an amount per month ("Tenant's Temporary Rent Overage") equal to the difference between (A) the monthly rental actually paid by Tenant under Tenant's Temporary Lease less (B) Tenant's Prior Rent. Landlord shall disburse the Hold Over Allowance for Tenant's Hold Over Moving Expenses upon receipt by Landlord of invoices marked as having been paid or other evidence in form and content satisfactory to Landlord in support of such Tenant's Hold Over Moving Expenses and Tenant's payment thereof. Disbursements of the Hold Over Allowance for Tenant's Temporary Rent Overage shall be paid by Landlord directly to Tenant's Temporary Landlord, its successors or assigns; provided that, if Tenant's Temporary Landlord refuses to accept payment of Tenant's Temporary Rent Overage directly from Landlord, then Landlord shall pay Tenant's Temporary Rent Overage directly to Tenant, and Tenant, within twenty-four (24) hours thereafter, shall pay such Tenant's Temporary Rent Overage directly to Tenant's Temporary Landlord. Tenant acknowledges and agrees that Landlord shall have the right to participate in Tenant's negotiations with Tenant's Temporary Landlord, or to negotiate directly with Tenant's Temporary Landlord, regarding the monthly rental payable under Tenant's Temporary Lease. In no event shall Landlord be obligated to make disbursements pursuant to this
Section 21 in a total amount which exceeds the Hold Over Allowance and no portion of the Hold Over Allowance, if any, remaining after payment of Tenant's Hold Over Rent and/or Tenant's Hold Over Expenses shall be available for use by Tenant.

           (b) Outside Completion Date. If the Commencement Date does not occur
               -----------------------
on or before November 1, 1999 (the "Outside Completion Date"), then the sole remedy of Tenant for such failure shall be the right to deliver a notice to Landlord (a "Completion Termination Notice") electing to terminate the Lease effective upon that date occurring five (5) business days following receipt by Landlord of such Completion Termination Notice. A Completion Termination Notice must be delivered by Tenant to Landlord, if at all, not earlier than the Outside Completion Date, as the same may be extended pursuant to Section 21(c), below, nor later than five (5) business days following the Outside Completion Date. Within five (5) business days following receipt by Landlord of such Completion Termination Notice, Landlord shall have the right, in its sole and absolute discretion, to deliver a Hold Over Allowance Notice to Tenant, in which event Tenant shall have no right to terminate the Lease in accordance with this
Section 21 and the Completion Termination Notice shall be of no force or effect; provided that, if Landlord does not deliver a Hold Over Allowance Notice to Tenant during such five (5) business day period, then the Lease shall terminate in accordance with such Completion Termination Notice.

           (c) Other Terms. The Outside Construction Date and the Outside
               -----------
Completion Date shall be extended to the extent of any Tenant Delay or Force Majeure Delay. Upon any termination of the Lease as set forth in this Section 21, Landlord and Tenant shall be relieved from any and all liability to each other resulting under the Lease or this Work Letter, except that Landlord shall return to Tenant the L/C and any portion of the Over-Allowance Amount which has not been expended by Landlord in connection with the construction of the Improvements. Tenant's rights to terminate this Lease, as set forth in this
Section 21, shall be Tenant's sole and exclusive remedy at law or in equity for Landlord's failure to commence construction on or before the Outside Construction Date or for Landlord's failure to obtain a certificate of occupancy, temporary certificate of occupancy or its equivalent for the Shell and Core on or before the Outside Completion Date.

     22.   Construction Overage.

           (a) Adjustment of Annual Base Rent. If that portion of the actual
               ------------------------------
Total Construction Costs attributable to Work performed pursuant to the Construction Contract (less the amount thereof attributable to Change Orders) exceeds the estimated costs for such Work as set forth in the Construction Contract (such excess being referred to herein as the "Construction Overage"), then notwithstanding anything to the contrary contained in Article 3 of the Lease or elsewhere in the Lease or this Work Letter, that portion of the Annual Base Rent which is attributable solely to the Construction Overage (the "Construction Overage Base Rent") shall be determined in

                              EXHIBIT B - Page 12
accordance with this Section 22. Landlord and Tenant acknowledge and agree that the Annual Base Rent is calculated to provide Landlord an annual rate of return of one thousand one hundred twenty-five (1,125) basis points or eleven and twenty-five hundredths percent (11.25%) on Total Construction Costs. In the event of a Construction Overage, for each successive increment of the Construction Overage in the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) (each a "Construction Overage Increment"), the Annual Base Rent shall be adjusted such that Landlord's rate of return only on such Construction Overage Increment or portion thereof shall be reduced by an additional twenty-five (25) basis points or twenty-five hundredths percent (.25%). By way of example only, (i) if the Construction Overage were equal to or less than Five Hundred Thousand and No/100 Dollars ($500,000.00), then the Annual Base Rent attributable to such Five Hundred Thousand and No/100 Dollars ($500,000.00) would be adjusted such that Landlord's rate of return only on such Construction Overage would be reduced by twenty-five (25) basis points from eleven and twenty-five hundredths percent (11.25%) to eleven percent (11%); (ii) if the Construction Overage were greater than the initial Construction Overage Increment of Five Hundred Thousand and No/100 Dollars ($500,000.00) but equal to or less than One Million and No/100 Dollars ($1,000,000.00), then (A) the Annual Base Rent attributable to the initial Five Hundred Thousand and No/100 Dollar ($500,000.00) Construction Overage Increment would be adjusted such that Landlord's rate of return only on such initial Construction Overage Increment would be eleven percent (11%), and (B) the Annual Base Rent attributable to the second (2nd) Construction Overage Increment (i.e., the amount of the difference between the Construction Overage less $500,000.00) would be adjusted such that Landlord's rate of return only on such second (2nd) Construction Overage Increment would be reduced by an additional twenty-five (25) basis points from eleven percent (11%) to ten and seventy-five hundredths percent (10.75%); (iii) if the Construction Overage were greater than the One Million and No/100 Dollars ($1,000,000.00) but equal to or less than One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00), then (x) the Annual Base Rent attributable to the initial Five Hundred Thousand and No/100 Dollar ($500,000.00) Construction Overage Increment would be adjusted such that Landlord's rate of return only on such initial Construction Overage Increment would be eleven percent (11%), (y) the Annual Base Rent attributable to the second (2nd) Five Hundred Thousand and No/100 Dollar ($500,000.00) Construction Overage Increment would be adjusted such that Landlord's rate of return only on such second (2nd) Construction Overage Increment would be ten and seventy-five hundredths percent (10.75%), and
(z) the Annual Base Rent attributable to the third (3rd) Construction Overage Increment (i.e., the amount of the difference between the Construction Overage less $1,000,000.00) would be adjusted such that Landlord's rate of return only on such third (3rd) Construction Overage Increment would be reduced by an additional twenty-five (25) basis points from ten and seventy-five hundredths percent (10.75%) to ten and fifty hundredths percent (10.50%).

           (b) Limitation on Construction Overage. Notwithstanding anything to
               ----------------------------------
the contrary contained in this Work Letter or in the Lease, if the Construction Overage exceeds an amount (the "Maximum Construction Overage") equal the product of (i) the estimated cost for Work performed pursuant to the Construction Contract as set forth in the Construction Contract multiplied by (ii) one tenth (0.1), then the sole remedy of Tenant for such Construction Overage shall be the right to deliver a notice to Landlord (a "Construction Overage Termination Notice") electing to terminate the Lease effective upon the date occurring five
(5) business days following receipt by Landlord of such Construction Overage Termination Notice. A Construction Overage Termination Notice must be delivered by Tenant to Landlord, if at all, not later than five (5) business days following the date on which Tenant has written notice that the Construction Overage exceeds the Maximum Construction Overage. Within five (5) business days following receipt by Landlord of such Construction Overage Termination Notice, Landlord shall have the right, in its sole and absolute discretion, to deliver a "Construction Overage Fixed Rent Notice," as that term is defined below, to Tenant, in which event Tenant shall have no right to terminate the Lease in accordance with this Section 22 and the Construction Overage Termination Notice shall be of no force or effect; provided that, if Landlord does not deliver a Construction Overage Fixed Rent Notice to Tenant during such five (5) business day period, then the Lease shall terminate in accordance with such Construction Overage Termination Notice. As used herein, a "Construction Overage Fixed Rent Notice" shall mean a written notice delivered by Landlord to Tenant pursuant to which Landlord agrees that the portion of Annual Base Rent which is determined by the cost of the work performed pursuant to the Construction Contract will not exceed the amount which such portion of the Annual Base Rent would be if the Construction Overage were equal to the Maximum Construction Overage, and the Annual Base Rent shall thereafter be adjusted in accordance with Section 22(a),

                              EXHIBIT B - Page 13
above. Upon any termination of the Lease as set forth in this Section 22(b), Landlord and Tenant shall be relieved from any and all liability to each other resulting under the Lease or this Work Letter, except that Landlord shall return to Tenant the L/C and any portion of the Over-Allowance Amount which has not been expended by Landlord in connection with the construction of the Improvements. Tenant's rights to terminate this Lease, as set forth in this
Section 22(b), shall be Tenant's sole and exclusive remedy at law or in equity for a Construction Overage in excess of the Maximum Construction Overage. If Tenant fails to timely deliver a Construction Overage Termination Notice in accordance with this Section 22(b), then Tenant shall be deemed to have approved such Construction Overage in excess of the Maximum Construction Overage, and the Annual Base Rent shall be calculated based on the full amount of such Construction Overage and adjusted in accordance with Section 22(a), above.

         IN WITNESS WHEREOF, this Work Letter is executed as of the same date as the execution of the Lease.

"LANDLORD"                                "TENANT"

MS VICKERS II, LLC,                       INFONET SERVICES CORPORATION,
a Delaware limited liability company      a Delaware corporation


By:____________________________           By:_________________________________
    James R. Brooks,                         Jose Collazo,
    Vice President                           President


                                          By:_________________________________
                                             Ernest U. Gambaro,
                                             Senior Vice President and General
                                             Counsel


                              EXHIBIT B - Page 14

                            SCHEDULE 1 TO EXHIBIT B
                            -----------------------

                               PROJECT SCHEDULE
                               ----------------


                       SCHEDULE 1 TO EXHIBIT B - Page 1

                            SCHEDULE 2 TO EXHIBIT B
                            -----------------------

                          BASE BUILDING SPECIFICATION
                          ---------------------------


1.   Exterior Walls
     --------------

     a.   The exterior walls should have the prerequisite insulation per Title
          24. Furring and gypsum board finished ready to paint at the interior face should be carried to slab above. There was some discussion about eliminating this interior finish with the tilt-up alternative; however, it is remote that the Title 24 calculations would work.

     b. Window Covering: The window treatment should be provided if it is required by Title 24. In consultation with a mechanical engineer, in most cases, Title 24 calculations utilizing window covering are not accepted by the local jurisdictions. Therefore, this will not be provided under core/shell.

2.   Core Walls and Column Covers
     ----------------------------

     All walls and column covers will be carried up to the deck above including the gypsum board. Recessed fire extinguisher cabinets shall be provided where required in the core.

3.   Floor Construction
     ------------------

     The raised flooring system will be part of Tenant Improvements. It is anticipated that the structural floor will be at the raised floor elevation for toilet rooms, elevator lobbies, etc. and depressed elsewhere.

4.   Lobby Finishes
     --------------

     The two-story lobby will be complete to the extent that it is code compliant. An allowance will be given for the floor finish. Ceiling will be a gypsum board coffer with some acoustical tile insets. The surrounding walls will be gypsum board partitions. Glazed openings will be under Tenant Improvements.

     a. The monumental stair including rails and second floor balcony railings will be provided under core/shell.

     b. Upper Floor Elevation Lobbies: Vestibule walls, doors and ceiling will be provided as appropriate.


                       SCHEDULE 2 TO EXHIBIT B - Page 1

5.   Toilet Rooms
     ------------

     The following finishes and accessories are to be provided:

     a.   Ceramic tile on wet walls and vinyl wall covering on other walls.

     b.   Ceramic tile floor and base.

     c.   Granite lavatory counters.

     d.   Plastic laminate toilet partitions.

     e.   Cove light over lavatory counter with downlights elsewhere.

6.   Stairwells
     ----------

     Stairs are to be metal pan with concrete fill. Metal work is to be painted. Interior walls of stairwells are to be drywall painted. Standard stairwell wall or soffit-mounted flourescent lighting is to be provided with an alternate to do specialty indirect lighting with gypsum board soffits under stair landings.

7.   Elevator Cabs
     -------------

     A cost per cab to be provided as an allowance based on the following:

     a.   Floor:  Stone finish.

     b.   Walls:  A panelized wood wall system.

     c.   Brushed stainless steel flat ceiling and front fascias.

     d.   Pads for one designated freight elevator.

     e.   Provide programmable card-key access.

     f.   Elevator system will be hydraulic.

8.   Interior Doors
     --------------

     Shall be solid core wood for natural finish. Hardware would be mortise type.

                       SCHEDULE 2 TO EXHIBIT B - Page 1

9.   Mechanical System
     -----------------

     The basic H.V.A.C. system will consist of the supply mains run to each floor and the required vertical return-air ducts. With the underfloor H.V.A.C. distribution system, no loops will be provided.

     a. An energy management system will be provided which will integrate with the security system under the T.I. work.

     b. An FM 200 fire suppression system will be provided for the computer room area (approximately 15,000 s.f.) under Tenant Improvements.

     c. Sprinkler System: A main loop will be provided at each floor plus the prerequisite risers and code required control systems. Branch piping will be under T.I. work.

     d.   Code required drinking fountains.


10.  Electrical
     ----------

     Provide the following under core/shell:

     a.   Fire alarm system per code.

     b.   Front and back door card readers.

     c. Electrical service shall be based on a total watt per square foot available. P. Patrick Murray to assist in defining what is required.

     d.   Electrical room with panel on each floor.

     e. Telecommunication shall be provided throughout the building, i.e., each floor shall be provided with a backboard and riser access.

     f. Data and telephone service lines to the building will be based on a speculative building standard. A 6' x 10' entrance room will be provided. More definition will be necessary for service requirements (fiberoptic, etc.) by Infonet.

     g.   Emergency power will be by battery packs.

     h. A location for the emergency generator and tank will be indicated to be provided under Tenant Improvements.

     11.  Site Work
          ---------

          Site work will include the required parking area, code-required landscape, concrete entry plaza, etc.

          a.   No parking control system will be provided.

          b.   One loading dock will be provided.

                       SCHEDULE 2 TO EXHIBIT B - Page 3

         12. At Tenant's request, the Base Building will be designed for seismic force levels beyond that required by the 1994 Uniform Building Code. For comparison purposes code requires a seismic design importance factor of "1" whereas essential buildings such as hospitals or fire stations require a factor of "1.5". The Building will be designed to a maximum factor of "1.25" by enhancing the seismic reliability of the structural system. This will be achieved with the addition of bracing elements in the perimeter structure in combination with an upgrade of code required general specifications.


                       SCHEDULE 2 TO EXHIBIT B - Page 4

                             SCHEDULE 3 TO EXHIBIT B
                             -----------------------

                           CONSTRUCTION COST ESTIMATE
                           --------------------------

Building Areas                    Area(sf)
--------------                    --------

Site Area                         285,754      6.56 acres
Gross Building Area               159,000      56% FAR
Rentable Building Area            159,000
Building Area Footprint            53,000      550 Surface parking spaces
Parking Deck Area                      --      3.5 Parking Ratio (per 1,000 sf)
Parking Deck Area Footprint            --
Site Work Area                    232,754

----------------------------------------------------------------------------

Construction Costs                      Cost/Bsf                            Cost
------------------                      --------                            ----
Land                                                     $ 25.16      $4,000,550     $  4,000,550      16%

Shell & Core Construction                  62.00                      $9,858,000
Site Work                                   9.15                       1,454,710
Seismic Upgrade                             4.00                         636,000
Tenant Improvement Allowance               30.00                       4,770,000
Methane Improvements                        1.38                         219,950
                                        --------                      ----------
     Total Hard Costs                                     106.53                       16,938,660      65

A&E                                       $ 5.26                      $  836,800
Legal and Accounting Fees                   1.10                         175,000
Permits, Traffic and other Fees Land        5.22                         830,275
Property Taxes                              0.33                          52,315
Builder's Risk Insurance                    0.35                          55,650
Brokerage Fee                               4.72                         750,000
Construction Interest & Loan Fee            5.28                         840,000
Misc/Contingency                            4.40                          700,00
Development Fee (3.0% of hard cost          3.20                         508.160
                                         -------                       ---------
     Total Soft Costs                                      29.86                        4,748,200      18

Total Budget                                             $161.56                      $25,687,410     100%
                                                         =======                      ===========     ===
Net Rental Rate/Month                                    $  1.51                      $   240,819
Leveraged Yield-on-Cost                                                                    11.250%

                                    3/6/98
                      __________________________________
                         Grand Avenue Corporate Center


                       SCHEDULE 3 TO EXHIBIT B - Page 1

                                   EXHIBIT C
                                   ---------

                           SITE PLAN AND ELEVATIONS
                           ------------------------



                              EXHIBIT C - Page 1

                                   EXHIBIT D
                                   ---------

                         COMMENCEMENT DATE MEMORANDUM
                         ----------------------------

     With respect to that certain lease ("Lease") dated ________________, 19_, between __________________________, a________________________("Tenant"), and MS
Vickers II, LLC, a Delaware limited liability company ("Landlord"), whereby Landlord leased to Tenant and Tenant leased from Landlord approximately ____________ rentable square feet of the building located at
______________________________ ("Premises"), Tenant hereby acknowledges and certifies to Landlord as follows:

     (1) Landlord delivered possession of the Premises to Tenant in a Substantially completed condition on ______________ ("Possession Date");

     (2)  The Commencement Date is ___________;

     (3)  The Premises contain __________ square feet of space;

     (4)  The Land contains ____________ square feet;

     (5)  The initial monthly Base Rent is $________; and

     (6) Tenant has accepted and is currently in possession of the Premises and the Premises are acceptable for Tenant's use.

     IN WITNESS WHEREOF, this Commencement Date Memorandum is executed this _____ day of ___________________, 19___.

                                              "Tenant"


                                              ___________________________
                                              ___________________________


                                              By:________________________
                                               Its:______________________


                                              By:________________________
                                               Its:______________________


                              EXHIBIT D - Page 1

                                   EXHIBIT E
                                   ---------

                                PROHIBITED USES
                                ---------------

         Except as provided to the contrary in the Lease, the following types of operations and activities are expressly prohibited on the Premises:

         1.   automobile/truck maintenance, repair or fueling;

         2.   battery manufacturing or reclamation;

         3.   ceramics and jewelry manufacturing or finishing;

         4.   chemical (organic or inorganic) storage, use or manufacturing;

         5.   drum recycling;

         6.   dry cleaning;

         7.   electronic components manufacturing;

         8.   electroplating and metal finishing;

         9.   explosives manufacturing, use or storage;

         10.  hazardous waste treatment, storage, or disposal;

         11.  leather production, tanning or finishing;

         12.  machinery and tool manufacturing;

         13.  medical equipment manufacturing and hospitals;

         14.  metal shredding, recycling or reclamation;

         15.  metal smelting and refining;

         16.  mining;

         17.  paint, pigment and coating operations;

         18.  petroleum refining;

         19.  plastic and synthetic materials manufacturing;

         20.  solvent reclamation;

         21.  tire and rubber manufacturing;

         22.  above and/or underground storage tanks; and

         23.  residential use or occupancy.

                              EXHIBIT E - Page 1

                                   EXHIBIT F
                                   ---------

                          TENANT ESTOPPEL CERTIFICATE
                          ---------------------------

To:____________________________
_______________________________
Attn:__________________________
Re:  Lease Dated:______________
Current Landlord:______________
Current Tenant:________________
Square Feet:  Approximately____
Floor(s):______________________
Located at:____________________

_____________("Tenant") hereby certifies that as of ______________, [199__]
[20__]:

     1. Tenant is the present owner and holder of the tenant's interest under the lease described above, as it may be amended to date (the "Lease") with __________________ as Landlord (who is called "Borrower" for the purposes of this Certificate). (USE THE NEXT SENTENCE IF THE LANDLORD OR TENANT NAMED IN THE LEASE IS A PREDECESSOR TO THE CURRENT LANDLORD OR TENANT.) [The original landlord under the Lease was ______________, and the original tenant under the Lease was __________________.] The Lease covers the premises commonly known as ___________________ (the "Premises") in the building (the "Building") at the address set forth above.

     2. (a) A true, correct and complete copy of the Lease (including all modifications, amendments, supplements, side letters, addenda and riders of and to it) is attached to this Certificate as Exhibit A.

          (b)  [Intentionally omitted]

          (c) The term of the Lease commenced on ______________, 199__ and will expire on ______________, including any presently exercised option or renewal term. Except as specified in Section 2.3 of the Lease, Tenant has no option or right to renew, extend or cancel the Lease or to lease additional space in the Premises or Building.

          (d) Except as specified in Paragraph(s) __________ of the Lease (copy attached), Tenant has no option or preferential right to purchase all or any part of the Premises (or the land of which the Premises are a part). Except for the foregoing, Tenant has no right or interest with respect to the Premises or the Building other than as Tenant under the Lease.

          (e) The annual minimum rent currently payable under the Lease is $__________ and such rent has been paid through ______________, 199__.

          (f) Additional rent is payable under the Lease for (i) operating, maintenance or repair expenses and (ii) property taxes. Such additional rent has been paid in accordance with Borrower's rendered bills through _______________, 199__.

          (g) Tenant has made no agreement with Borrower or any agent, representative or employee of Borrower concerning free rent, partial rent, rebate of rental payments or any other similar rent concession.

          (h) Borrower currently holds a security deposit in the amount of $___________ which is to be applied by Borrower or returned to Tenant in accordance with Paragraph(s) ____ of the Lease. Tenant acknowledges and agrees that Bank shall have no responsibility or liability for any security deposit, except to the extent that any security deposit shall have been actually received by Bank.


                              EXHIBIT F - Page 1

     3. (a) The Lease constitutes the entire agreement between Tenant and Borrower with respect to the Premises, has not been modified, changed, altered or amended and is in full force and effect in the form attached as Exhibit A. There are no other agreements, written or oral, which affect Tenant's occupancy of the Premises.

          (b) All insurance required of Tenant under the Lease has been provided by Tenant and all premiums have been paid.

          (c) To the best knowledge of Tenant, no party is in default under the Lease. To the best knowledge of Tenant, no event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default.

          (d) The interest of Tenant in the Lease has not been assigned or encumbered. Tenant is not entitled to any credit against any rent or other charge or rent concession under the Lease except as set forth in the Lease. No rental payments have been made more than one month in advance.

     4. All contributions required to be paid by Borrower to date for improvements to the Premises have been paid in full and all of Borrower's obligations with respect to tenant improvements have been fully performed. Tenant has accepted the Premises, subject to no conditions other than those set forth in the Lease.

     5. Neither Tenant nor any guarantor of Tenant's obligations under the Lease is the subject of any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor creditor relationships.

     6. (a) As used here, "Hazardous Substance" means any substance, material or waste (including petroleum and petroleum products) which is designated, classified or regulated as being "toxic" or "hazardous" or a "pollutant" or which is similarly designated, classified or regulated, under any federal, state or local law, regulation or ordinance.

          (b) Except as allowed under the Lease, Tenant represents and warrants that (i) it has not used, generated, released, discharged, stored or disposed of any Hazardous Substances on, under, in or about the Building or the land on which the Building is located and (ii) it has no actual knowledge that any Hazardous Substance is present, or has been used, generated, released, discharged, stored or disposed of by any party, on, under, in or about such Building or land.

     7. Tenant hereby acknowledges that Borrower (CHOOSE ONE) [intends to encumber/has encumbered] the property containing the Premises with a Deed of Trust in favor of Bank. Tenant acknowledges the right of Borrower, Bank and any and all of Borrower's present and future lenders to rely upon the statements and representations of Tenant contained in this Certificate and further acknowledges that any loan secured by any such Deed of Trust or further deeds of trust will be made and entered into in material reliance on this Certificate.


                                             By:_______________________
                                                Name:__________________
                                                Title:_________________

                              EXHIBIT F - Page 2

                                   Exhibit G
                                   ---------

                           FORM OF LETTER OF CREDIT
                           ------------------------

                      (Letterhead of a money center bank
                          acceptable to the Landlord)

______________, 1998


________________________
________________________
________________________
________________________

     Gentlemen:

     We hereby establish our Irrevocable Letter of Credit and authorize you to draw on us at sight for the account of _____________________, a ___________________________, the aggregate amount of
______________________________________________________ ($__________).

     Funds under this Letter of Credit are available to the beneficiary hereof as follows:

     Any or all of the sums hereunder may be drawn down at any time and from time to time from and after the date hereof by ___________________ ("Beneficiary") when accompanied by this Letter of Credit and a written state ment signed by __________________________, certifying that such moneys are due and owing to Beneficiary, together with a certificate of incumbency executed by ___________________ certifying the position and signature of the officer signing the statement, and a sight draft executed and endorsed by _____________, as a ______________ of Beneficiary.

     This Letter of Credit is transferable in whole through ourselves. At the time of transfer this original Letter of Credit must be surrendered to us along with a complete transfer application (attached). Transfer charges, in the amount of $300, must accompany any transfer request.

     The amount of each draft must be endorsed on the reverse hereof by the negotiating bank. We hereby agree that this Letter of Credit shall be duly honored upon presentation and delivery of the certification specified above.

     This Letter of Credit shall expire on ____________.

     Notwithstanding the above expiration date of this Letter of Credit, the term of this Letter of Credit shall be automatically renewed for successive, additional one (1) year periods unless, at least thirty (30) days prior to any such date of expiration, the undersigned shall give written notice to Holder, by certified mail, return receipt requested and at the address set forth above or at such other address as may be given to the undersigned by Holder, that this Letter of Credit will not be renewed.

                              EXHIBIT G - Page 1

     THIS DOCUMENTARY CREDIT IS GOVERNED BY THE "UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS" (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 500.

                                        Very truly yours,

                                        (Name of Issuing Bank)



                                        By:__________________________


                              EXHIBIT G - Page 2

                        REQUEST FORM FOR FULL TRANSFER
                        ------------------------------



NOTE: THIS FORM IS TO BE USED WHERE A LETTER OF CREDIT IS TRANSFERRED IN ITS ENTIRETY AND NO SUBSTITUTION OF INVOICE IS INVOLVED.

HARRIS TRUST AND SAVINGS BANK                    DATE:______________________
LETTER OF CREDIT PROCESSING CENTER
311 WEST MONROE STREET, 13TH FLOOR
CHICAGO, ILLINOIS 60690

RE: L/C NO._______________________               ISSUED ON:_________________



DEAR SIR(S) OR MADAM(S):

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY

TRANSFERS TO:___________________________________________________________________
                             (NAME OF TRANSFEREE)

________________________________________________________________________________
                            (ADDRESS OF TRANSFEREE)

________________________________________________________________________________
                        (OTHER TRANSFEREE INFORMATION)
                        ------------------------------

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT IN ITS ENTIRETY.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE, AND THE TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECTLY TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT NOR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ADVICE OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH TOGETHER WITH ANY AND ALL AMENDMENTS, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE OF THE ADVICE, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

ENCLOSED IS OUR REMITTANCE OF $300 IN PAYMENT OF YOUR TRANSFER COMMISSION, AND ANY EXPENSES WHICH MAY BE INCURRED BY YOU IN CONNECTION WITH THIS TRANSFER.

SIGNATURE AUTHENTICATION

________________________________        ________________________________________
        (BANK)                          (CURRENT BENEFICIARY'S NAME AS PER L/C)

________________________________        ________________________________________
    (AUTHORIZED SIGNATURE)              (SIGNATURE OF BENEFICIARY)


                              EXHIBIT G - Page 3